Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LOGITECH, INC.

AGORA ACQUISITION CORPORATION,

LIFESIZE COMMUNICATIONS, INC.

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

AS STOCKHOLDER REPRESENTATIVE, AND

U.S. BANK NATIONAL ASSOCIATION, AS ESCROW AGENT

Dated as of November 10, 2009

i

TABLE OF CONTENTS

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TABLE OF CONTENTS

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INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A-1	Principal Stockholders
Exhibit A-2	Form of Stockholder Consent
Exhibit A-3	Form of Principal Stockholder Indemnification Agreement
Exhibit B	Form of 280G Waiver
Exhibit C	Form of Charter Amendment
Exhibit D	Guaranty
Exhibit E	Form of Certificate of Merger
Exhibit F	Letter of Transmittal
Exhibit G	Director and Officer Resignation Letter
Exhibit H	Standard Fee Schedule of Escrow Agent

Schedules

Schedule 1.1	Critical Employees and Key Employees
Schedule 3.15(e)(i)	Non-Infringement of Intellectual Property
Schedule 5.2	Restrictions on Conduct of Company Business
Schedule 5.2(h)	Standard Forms of End User License Agreement
Schedule 6.10	Code Section 401(k) Arrangement
Schedule 6.12	Spreadsheet
Schedule 6.13	Liens to be Released
Schedule 6.16(a)	D&O Indemnification Agreements
Schedule 7.2(g)(i)	Agreements Requiring Consents, Waivers and Approvals
Schedule 7.2(g)(ii)	Agreements to be Terminated
Schedule 7.2(g)(iii)	Agreements Requiring Notices
Schedule 8.6(d)	Third Party Claim Procedures

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of November 10, 2009 by and among Logitech, Inc., a California corporation (“Parent”), Agora Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), LifeSize Communications, Inc., a Delaware corporation (the “Company”), Shareholder Representative Services, LLC, a Colorado limited liability company, solely in its capacity as stockholder representative (the “Stockholder Representative”), and U.S. Bank National Association, as Escrow Agent (the “Escrow Agent”). All capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto in Article I.

RECITALS

A. The boards of directors of each of Parent, Merger Sub and the Company have determined it is advisable and in the best interests of each corporation and its respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved this Agreement and the Merger.

B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all issued and outstanding Company Capital Stock and Company Restricted Stock will be converted into the right to receive the Merger Consideration set forth herein, (ii) all outstanding and unvested Company Options will be assumed by Logitech International S.A., a company organized under the laws of Switzerland (“Issuer”), and converted in the manner set forth herein and (iii) all issued and outstanding Company Warrants to purchase Company Capital Stock not otherwise exercised prior to the Merger will be converted into the right to receive the Merger Consideration in accordance with the terms hereof and a Warrant Termination Agreement.

C. Immediately after the execution and delivery of this Agreement by the parties hereto, the holders of Company Capital Stock listed on Exhibit A-1 attached hereto (each, a “Principal Stockholder” and collectively, the “Principal Stockholders”), which constitute the holders of a type and number of shares of capital stock of the Company sufficient to adopt and approve this Agreement, the Merger and the transactions contemplated hereby, in each case as required under applicable Law, the Company’s certificate of incorporation and bylaws, and any applicable agreements between the Company, on the one hand, and any holders of its capital stock, on the other hand (the “Required Stockholder Approval”), will execute and deliver (i) written consents, in the form attached hereto as Exhibit A-2 (each, a “Stockholder Written Consent” and collectively, the “Stockholder Written Consents”), and (ii) an indemnification agreement, in the form attached hereto as Exhibit A-3 (the “Principal Stockholder Indemnification Agreement”).

D. Contemporaneously with the execution and delivery of this Agreement, as a material inducement to the Company and the Stockholder Representative to enter into this Agreement, Logitech International, S.A., a company organized under the laws of Switzerland and the ultimate parent entity of Parent, has executed the Guaranty and delivered a counterpart thereof to the Company and the Stockholder Representative.

E. Contemporaneously with the execution and delivery of this Agreement by the parties hereto, as a material inducement to Parent and Merger Sub to enter into this Agreement, the Critical Employees are entering into a Retention Agreement along with the Proprietary Information, Invention Assignment and Non-competition Agreement attached thereto, if applicable, (collectively, the “Critical Employee Retention Agreements”), each to be effective as of the Effective Time.

F. Contemporaneously with the execution and delivery of this Agreement by the parties hereto, as a material inducement to Parent and Merger Sub to enter into this Agreement, each Person who might receive any payments and/or benefits in connection with the Merger that constitute “parachute payments” pursuant to Section 280G of the Code is executing a 280G Waiver, each in the form attached hereto as Exhibit B (the “280G Waiver”), pursuant to which each such Person will waive any right or entitlement to such payments and/or benefits unless the requisite Company Stockholder approval of those payments and/or benefits is obtained pursuant to Section 280G of the Code so that such payments and/or benefits do not constitute “parachute payments” thereunder.

G. Contemporaneously with the execution and delivery of the Stockholder Written Consents, as a material inducement to Parent and Merger Sub to enter into this Agreement, the Company is filing with the Secretary of State of the State of Delaware an amendment to the Company’s certificate of incorporation in the form attached hereto as Exhibit C (the “Charter Amendment”), as a result of which no holder of Company Preferred Stock will have the right to convert his, her or its shares of Company Preferred Stock into Company Common Stock at any time prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms.

H. The Company, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Affiliate” shall mean with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

(b) “Aggregate Merger Consideration” shall mean an amount equal to (i) Four Hundred Five Million Dollars ($405,000,000) minus (ii) Two Million Four Hundred Thirty-Six Thousand Four Hundred Twenty-Six Dollars and 59/100 ($2,434,626.59), which represents the net indebtedness of the Company and any of its Subsidiaries as of September 30, 2009 plus (iii) the aggregate exercise price of all Company Options and Company Warrants (whether vested or unvested, including Company Warrants to be terminated at the Effective Time pursuant to a Warrant Termination Agreement) outstanding immediately prior to the Effective Time plus (iv) the aggregate exercise price paid to the Company for all Company Options and Company Warrants exercised after September 30, 2009 and prior to the Effective Time, plus (v) the aggregate amount of all Merger Consideration waived and actually forfeited pursuant to the 280G Waivers minus (vi) the sum of the Change of Control Payments and Third Party Expenses, in each case in this clause (vi), incurred by the Company or any of its Subsidiaries after, or payable by the Company or any of its Subsidiaries as of, September 30, 2009 minus (vii) the aggregate amount payable to Joe Vitalone under the Restricted Cash Award granted or to be granted prior to the Effective Time.

(c) “Aggregate Preferred Preference Amount” shall mean an amount equal to the sum of (i) the Series C Preferred Preference and (ii) the Series D Preferred Preference.

(d) “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

(e) “Change of Control Payments” shall mean all fees, commissions, obligations, bonuses or other payments of any kind paid or payable by or on behalf of the Company or its Subsidiaries to any of its employees, consultants, contractors, directors, officers, stockholders or any other Person arising out of or in connection with the Merger (including any such payments payable to such Person on account of additional Taxes and any payroll or employment Taxes on account of such payments); provided, that Change of Control Payments shall not include any such payments and Taxes pursuant to Section 2.7, Section 2.8 or Section 8.7, (ii) the Critical Employee Retention Agreements, (iii) the Employee Retention Pool, (iv) Third Party Expenses, (v) Consent Fees, or (vi) Termination Fees (which, for the avoidance of doubt, means that any additional Taxes, payroll Taxes or employment Taxes on account of the payments described in clauses (i) through (vi), inclusivel, of this proviso will also be excluded from Change of Control Payments).

(f) “Claim” shall mean any suit, action, claim, arbitration, proceeding or investigation by any Governmental Entity or any other Person.

(g) “Closing Price Per Share” shall mean the average of the closing sales prices for Issuer Common Stock, rounded to the nearest one-hundredth of a cent, on the Nasdaq for the ten (10) most recent consecutive trading days ending on (and including) the third (3rd) trading day immediately prior to the Closing Date.

(h) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any other similar and applicable statute.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(j) “Company Capital Stock” shall mean the Company Common Stock, the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock, the Company Series D Preferred Stock and any other shares of capital stock of the Company.

(k) “Company Common Stock” shall mean shares of Common Stock, par value $0.001 per share, of the Company.

(l) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement, whether written or unwritten, providing for compensation, a payroll practice, bonus pay, commission pay, incentive pay, severance pay or benefits, termination pay or benefits, change of control pay or benefits, deferred compensation, performance awards, stock or stock-related awards, phantom stock or similar awards, vacation, sick pay, paid-time off, profit sharing, retirement benefits, welfare benefits, material fringe benefits or other material employee benefits or remuneration of any kind, funded or unfunded, including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation.

(m) “Company Intellectual Property” shall mean any Intellectual Property that is owned or registered in the name of the Company or any of its Subsidiaries, including the Company Registered Intellectual Property.

(n) “Company Material Adverse Effect” shall mean any change, fact, circumstance, condition, event or effect that has had, or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, operations, assets (whether tangible or intangible), liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following changes, facts, circumstances, conditions, events or effects, by itself or when aggregated with any one or more of the other such changes, facts, circumstances, conditions, events or effects, shall be deemed to be or constitute a Company Material Adverse Effect: (i) general economic conditions or general economic conditions in the industry in which the Company operates, provided, that such changes, facts, circumstances, conditions, events or effects do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole; (ii) acts of war or terrorism, provided, that such changes, facts, circumstances, conditions, events or effects do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole; (iii) changes in applicable Law or GAAP; (iv) any failure by the Company, in and of itself, to meet any projections, forecasts or estimates (it being understood that the facts or circumstances giving rise to or contributing to such failure are not excluded hereby from being taken into account in determining whether there has been a Company Material Adverse Effect); (v) to the extent directly attributable to the announcement of this Agreement or the transactions contemplated hereby (it being understood that litigation against the Company or its Subsidiaries regarding the Company Intellectual Property will not be deemed to be attributable to the announcement of this Agreement or the transactions contemplated hereby); or (vi) compliance with the terms of, or taking any action required by, this Agreement.

(o) “Company Option” shall mean any issued and outstanding option to purchase or otherwise acquire shares of Company Capital Stock under the Plan.

(p) “Company Preferred Stock” shall mean the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock and the Company Series D Preferred Stock.

(q) “Company Products or Services” shall mean all products or service offerings of the Company and its Subsidiaries that have been or are being manufactured, marketed, sold, or distributed.

(r) “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.

(s) “Company Series A Preferred Stock” shall mean the Series A Convertible Preferred Stock, par value $0.001 per share, of the Company.

(t) “Company Series B Preferred Stock” shall mean the Series B Convertible Preferred Stock, par value $0.001 per share, of the Company.

(u) “Company Series C Preferred Stock” shall mean the Series C Convertible Preferred Stock, par value $0.001 per share, of the Company.

(v) “Company Series D Preferred Stock” shall mean the Series D Convertible Preferred Stock, par value $0.001 per share, of the Company.

(w) “Company Stockholder” shall mean any holder of any Company Capital Stock immediately prior to the Effective Time.

(x) “Company Securityholder” shall mean any Company Stockholder, any Company Warrantholder and any holder of Company Options immediately prior to the Effective Time.

(y) “Company Warrant” shall mean any issued and outstanding warrant to purchase or otherwise acquire shares of Company Capital Stock.

(z) “Company Warrantholder” shall mean any holder of any Company Warrants immediately prior to the Effective Time.

(aa) “Continuing Employee” shall mean each employee of the Company or any of its Subsidiaries who is an employee of Parent or any of its Subsidiaries immediately following the Effective Time.

(bb) “Contract” shall mean any mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, whether written or oral.

(cc) “Critical Employees” shall mean the employees of the Company and its Subsidiaries listed in Schedule 1.1 and identified therein as “Critical Employees.”

(dd) “DOL” shall mean the United States Department of Labor.

(ee) “Employee” shall mean all U.S. Employees and all International Employees.

(ff) “Employee Agreement” shall mean each management, employment, bonus, severance, separation, change of control, settlement, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or Contract (including, any offer letter or any Contract providing for acceleration of Company Options, Company Restricted Stock or similar equity awards, or any other Contract providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee, whether written or unwritten.

(gg) “Environmental Laws” shall mean any and all Laws which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, European Union Directive 2002/96/EC on waste electrical and electronic equipment (“WEEE Directive”), European Union Directive 2002/95/EC on the restriction on the use of hazardous substances (“RoHS Directive”), and China’s Administration Measures on the Control of Pollution Caused by Electronic Information Products (“China RoHS”).

(hh) “Environmental Permit” shall mean any approval, permit, registration, certification, license, clearance or consent required to be obtained from any Person or any Governmental Entity with respect to a Hazardous Material or Hazardous Material Activity.

(ii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(jj) “ERISA Affiliate” shall mean any Person under “common control” with the Company within the meaning of Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code, and the regulations issued hereunder.

(kk) “Escrow Amount” shall mean Thirty Seven Million Dollars ($37,000,000).

(ll) “GAAP” shall mean United States generally accepted accounting principles consistently applied.

(mm) “Governmental Entity” shall mean any government, any governmental, regulatory or quasi-governmental or self-regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial or arbitral body, in each case whether federal, state, county, provincial, and whether local or foreign.

(nn) “Guaranty” means the Guaranty in the form of Exhibit D executed by the ultimate parent entity of the Parent.

(oo) “Hazardous Material” shall mean any material, chemical, emission or substance that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, a pollutant, biohazardous, a medical waste, or otherwise a danger to health, safety, reproduction or the environment.

(pp) “Hazardous Material Activity” shall mean the transportation, transfer, recycling, disposal, storage, use, labeling, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any payment of waste fees or charges (including so called electronic waste fees) and compliance with any product take back or product content requirements.

(qq) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(rr) “Intellectual Property” shall mean any or all of the following common law and statutory rights in, arising out of, or associated therewith: (i) United States and foreign patents and utility models and applications therefor and all reissues, divisions, re examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) trade secrets and confidential information, including all confidential know how, inventions (whether patentable or not), improvements, and any rights in technology, invention disclosures, technical data and customer lists; (iii) copyrights, whether registered or unregistered, copyrights registrations and applications therefor (“Copyrights”); (iv) domain names, uniform resource locators (“URLs”), other names and locators associated with the Internet, and applications or registrations therefor (“Domain Names”); (v) statutory industrial designs and any registrations and applications therefor; (vi) trade names, common law trademarks and service marks (including logos), trademark and service mark registrations, and goodwill associated therewith (“Trademarks”); (vii) all moral rights; and (viii) any other intellectual property rights in any and all jurisdiction throughout the world.

(ss) “International Employee” shall mean any current or former employee, director or independent contractor of the Company or its Affiliates outside the United States.

(tt) “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been established, adopted, maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.

(uu) “IRS” shall mean the United States Internal Revenue Service.

(vv) “Issuer Common Stock” shall mean the Registered Shares, par value CHF 0.25 per share, of Issuer.

(ww) “Key Employees” shall mean the Employees listed in Schedule 1.1 and identified therein as “Key Employees.”

(xx) “Knowledge” shall mean (i) with respect to any natural person, the actual knowledge of such person, and (ii) with respect to the Company, (A) the actual knowledge of any of Craig Malloy, William R. Paape, Casey King, Alan Hagedorn, Joe Bulger and Alise Mullins, provided, that such persons shall have made reasonable inquiry of such employees and other personnel of the Company whom such persons reasonably believe would have actual knowledge of the matters represented, and (B) the actual knowledge of the directors of the Company.

(yy) “Knowing” shall mean, with respect to any Person, any action taken by such Person for which it has Knowledge.

(zz) “Law” shall mean any statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, guidance, directives, judgments, injunctions, writs, awards and decrees of, issued by, adopted, promulgated, or put into effect by any Governmental Entity.

(aaa) “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest, restriction or other encumbrance of any sort.

(bbb) “Nasdaq” shall mean the Nasdaq Global Select Market, any successor stock exchange operated by The NASDAQ Stock Market LLC or any successor thereto.

(ccc) “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA or any International Employee Plan that is not account-based with individual participant accounts and that is designed to accumulate or accrue a benefit, annuity payment or a cash balance that a service provider of the Company or any of its Subsidiaries could draw upon at a specific age, retirement or following separation from service.

(ddd) “Per Share Residual Amount” shall mean an amount equal to the quotient obtained by dividing (i) the Aggregate Merger Consideration minus the Aggregate Preferred Preference Amount, by (ii) the Total Outstanding Fully Diluted Common Shares, rounded to the nearest one-hundred thousandth (0.00001) (with amounts 0.000005 and above rounded up).

(eee) “Permits” shall mean all notifications, licenses, permits (including construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

(fff) “Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

(ggg) “Plan” shall mean Company’s 2003 Stock Option Plan, as amended.

(hhh) “Product Liability” shall mean any liability arising in whole or in part out of strict liability in tort, negligent manufacture of product, negligent provision of services, product recall, or any other allegation of liability arising from a material defect in the design, testing, manufacture, packaging or labeling (including instructions for use) of Company Products or Services (whether for evaluation purposes, commercial use or otherwise).

(iii) “Pro Rata Portion” shall mean, with respect to each Company Securityholder (other than a Person who holds solely Assumed Options), an amount equal to the quotient obtained by dividing (x) the portion of the aggregate Merger Consideration and other amounts payable pursuant to Section 2.7 (other than Section 2.7(e)(i)) to such Company Securityholder in respect of the shares of Company Capital Stock, Company Warrants, Company Restricted Stock and Terminating Options owned by such Company Securityholder as of immediately prior to the Effective Time (after giving effect to any exercise of Company Warrants prior to the Effective Time), by (y) the aggregate Merger Consideration and other amounts payable pursuant to Section 2.7 (other than Section 2.7(e)(i)) to all Company Securityholders in respect of the shares of Company Capital Stock, Company Warrants, Company Restricted Stock and Terminating Options owned by all Company Securityholders as of immediately prior to the Effective Time (assuming no Dissenting Shares, and after giving effect to any exercise of Company Warrants prior to the Effective Time).

(jjj) “PTO” means the United States Patent and Trademark Office.

(kkk) “Reciprocal Confidentiality Agreement” shall mean the Confidentiality Agreement dated August 13, 2009, between the Company and Parent.

(lll) “Registered Intellectual Property” shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications; (iii) copyrights registrations and applications to register copyrights; (iv) domain name registrations; and (v) any other Intellectual Property that is the subject of an application, certificate, or registration issued by any private (in the case of domain name registrations), state, government or other public legal authority.

(mmm) “Related Agreements” shall mean (i) the Reciprocal Confidentiality Agreement, (ii) the Critical Employee Retention Agreements, (iii) the 280G Waivers, (iv) the Charter Amendment, (v) the Principal Stockholder Indemnification Agreement and (vi) all other agreements, instruments and certificates entered into by the Company or any of the Company Securityholders in connection with the transactions contemplated herein.

(nnn) “Series C Preferred Preference” shall mean that amount obtained by multiplying (x) the aggregate number of shares of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (after giving effect to any exercise of Company Warrants occurring immediately prior to the Effective Time and including all shares of Series C Preferred Stock subject to any Company Warrant being terminated pursuant to a Warrant Termination Agreement), by (y) the Series C Preferred Preference Per Share, rounded to the nearest one hundredth (0.01) (with amounts 0.005 and above rounded up).

(ooo) “Series C Preferred Preference Per Share” shall mean an amount per share of Company Series C Preferred Stock equal to Two Dollars and Eighty Five Cents ($2.85), plus the per share amount of any declared and unpaid dividends payable in respect thereof; provided, however, that if both (A) the sum of the Series C Preferred Preference Per Share (without giving effect to this or the following proviso in the definition hereof) plus the Per Share Residual Amount is greater than $8.55 and (B) the Per Share Residual Amount is less than $8.55, then the Series C Preferred Preference Per Share will equal $8.55 minus the Per Share Residual Amount; and provided, further that if the Per Share Residual Amount is greater than or equal to $8.55, then the Series C Preferred Preference Per Share will equal $0.00.

(ppp) “Series D Preferred Preference” shall mean that amount obtained by multiplying (x) the aggregate number of shares of Company Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (after giving effect to any exercise of Company Warrants occurring immediately prior to the Effective Time and including all shares of Series D Preferred Stock subject to any Company Warrant being terminated pursuant to a Warrant Termination Agreement), by (y) the Series D Preferred Preference Per Share, rounded to the nearest one hundredth (0.01) (with amounts 0.005 and above rounded up).

(qqq) “Series D Preferred Preference Per Share” shall mean an amount per share of Company Series D Preferred Stock equal to Three Dollars and Twelve Cents ($3.12), plus the per share amount of any declared and unpaid dividends payable in respect thereof; provided, however, that if both (A) the sum of the Series D Preferred Preference Per Share (without giving effect to this or the following proviso in the definition hereof) plus the Per Share Residual Amount is greater than $9.36 and (B) the Per Share Residual Amount is less than $9.36, then the Series D Preferred Preference Per Share will equal $9.36 minus the Per Share Residual Amount; and provided, further that if the Per Share Residual Amount is greater than or equal to $9.36, then the Series D Preferred Preference Per Share will equal $0.00.

(rrr) “Shrink-Wrap Code” shall mean generally commercially available binary code (other than development tools and development environments) where available for a cost of not more than Five Thousand Dollars ($5,000) for perpetual license for a single user or work station (or Twenty-Five Thousand Dollars ($25,000) in the aggregate for all users and work stations); provided, that the term “Shrink-Wrap Code” shall not include any Open Source Materials.

(sss) “Subsidiary” shall mean any Person, whether or not existing on the date hereof, in which the Company or Parent, as the context requires, directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest, or voting power of or in such Person.

(ttt) “Total Outstanding Fully Diluted Common Shares” shall mean the sum of (x) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Company Capital Stock to be cancelled pursuant to Section 2.7(b)), and (y) the aggregate number of shares of Company Common Stock (excluding any Company Capital Stock to be cancelled pursuant to Section 2.7(b)) that are issuable upon full exercise, exchange or conversion of all Company Options, Company Warrants (including Company Warrants to be terminated pursuant to a Warrant Termination Agreement), Company Preferred Stock, convertible notes and any other rights (whether vested or unvested) outstanding immediately prior to the Effective Time that are convertible into, exercisable for or exchangeable for, shares of Company Capital Stock, calculated on an as converted to Company Common Stock basis.

(uuu) “U.S. Employee” shall mean any current or former employee, director or independent contractor of the Company or its Affiliates in the United States.

(vvv) “Warrant Termination Agreement” shall mean each agreement to be executed with any holder of a Warrant that is not exercised and terminated prior to the Effective Time in a form reasonably acceptable to Parent, which shall provide that each such

Warrant will be terminated at the Effective Time in exchange for the right to receive, as soon as practicable after the Effective Time, an amount in cash determined by multiplying (x) the excess, if any of the amount to be received on account of one share of the class and series of Company Capital Stock subject to such Warrant over the applicable exercise price per share of such Warrant by (y) the number of shares of such Company Capital Stock subject to such Warrant.

(www) “WARN” shall mean the Worker Adjustment and Retraining Notification Act.

1.2 Additional Defined Terms. The following capitalized terms shall have the respective meanings set forth in the respective Sections of this Agreement set forth opposite each such respective term below.

Capitalized Term	Section
280G Waiver	Recitals
401(k) Plan	6.10
Acquisition Proposal	5.3(a)
Action of Divestiture	6.6
Agent Indemnification Expenses	8.7(d)(vii)
Agent Interpleader Expenses	8.7(d)(vi)
Agreement	Preamble
Applicable Expiration Date	8.1(a)
Assumed Options	2.7(e)(i)
Balance Sheet Date	3.7
Certificate of Incorporation	3.1(a)
Certificate of Merger	2.3
Charter Amendment	Recitals
Charter Documents	3.1(a)
China RoHS	1.1(gg)
Claim Certificate	8.5(a)
Closing	2.2
Closing Date	2.2
Company	Preamble
Company Authorizations	3.19
Company Privacy Policy	3.15
Company Restricted Stock	2.7(f)
Company Source Code	3.15(k)(i)
Company Stock Certificates	2.9(c)(iii)
Conflict	3.5
Consent Fees	6.7(a)
Copyrights	1.1(rr)
Critical Employee Retention Agreements	Recitals
Current Balance Sheet	3.7
D&O Indemnification Agreement	6.16(a)
D&O Indemnified Persons	6.16(a)
Delaware Law	2.1
Director and Officer Resignation Letter	6.8(b)
Disclosure Schedule	Article III
Dissenting Share Payments	2.8(c)
Dissenting Shares	2.8(a)
Domain Names	1.1(rr)
Effective Time	2.3

Capitalized Term	Section
Escrow Agent	Preamble
Escrow Fund	8.7(a)
Escrow Period	8.7(b)
Excess Expenses and Fees	6.11
Exchange Documents	2.9(c)(iii)
Expense Fund Deposit	2.9(b)
Expense Fund Surplus	8.8(c)
Expiration Date	8.1(a)
Export Approvals	3.27(a)
FCPA	3.25
Financials	3.7
FIRPTA Compliance Certificate	6.14
Indebtedness	3.29
Indemnified Parties	8.2(a)
Indemnified Party	8.2(a)
Indemnifying Party	8.2(a); 8.5(a)
Information Statement	6.1(a)
In-Licenses	3.15(e)(i)
Intellectual Property Contracts	3.15(e)(i)
Interim Escrow Disbursement Date	8.7(b)
Interim Financials	3.7
Issuer	Preamble
Lease Agreements	3.14(b)
Leased Real Property	3.14(a)
Letter of Transmittal	2.9(c)(ii)
Loss	8.2(a)
Losses	8.2(a)
Material Contract	3.17(a)
Material Contracts	3.17(a)
Merger	Recitals
Merger Consideration	2.7(d)
Merger Sub	Preamble
Objection Notice	8.5(b)
Open Source Material	3.15(j)
Option Exchange Ratio	2.7(e)(i)
Out-Licenses	3.15(e)(i)
Parent	Preamble
Patents	1.1(rr)
Paying Agent	2.9(c)(i)
Principal Stockholder	Recitals
Principal Stockholder Indemnification Agreement	Recitals
Principal Stockholders	Recitals
Representatives	5.3(a)
Required Stockholder Approval	Recitals
Returns	3.12(b)(i)
RoHS Directive	1.1(gg)
SEC	2.7(g)(i)
Seller Group	10.13
Specified Representations	8.1(a)
Spreadsheet	6.12

Capitalized Term	Section
Statement of Expenses	6.11
Stockholder Representative	Preamble
Stockholder Representative Expenses	8.8(b)
Stockholder Written Consent	Recitals
Stockholder Written Consents	Recitals
Subsidiary Securities	3.3(d)
Surviving Corporation	2.1
Tax	3.12(a)
Taxes	3.12(a)
Tax Attribute	3.12(g)
Terminated Agreements	6.7(b)
Terminating Option	2.7(e)(iii)
Termination Fees	6.7(b)
Third Party Claim	8.6(a)
Third Party Expenses	6.11
Trademarks	1.1(rr)
Unresolved Claims	8.7(b)
URLs	1.1(rr)
Vinson & Elkins	10.13
WEEE Directive	1.1(gg)
Year-End Financials	3.7

1.3 Interpretations.

(a) When a reference is made in this Agreement to an Exhibit or a Schedule, such reference shall be to an Exhibit or a Schedule to this Agreement unless otherwise indicated.

(b) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

(c) The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(d) The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Unless otherwise specifically provided or the context otherwise requires, words of any gender include each other gender.

(f) All references in this Agreement to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.

(g) Unless otherwise specifically provided, all references in this Agreement to monetary amounts or dollars shall mean and refer to United States denominated dollars.

(h) The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

ARTICLE II

THE MERGER

2.1 The Merger. At the Effective Time, and upon the terms and subject to the conditions of this Agreement and the applicable provisions of General Corporations Law of the State of Delaware (“Delaware Law”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Company, as the surviving corporation after the Merger, is sometimes referred to hereinafter as the “Surviving Corporation.”

2.2 The Closing. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., California time, on a Business Day as promptly as practicable after the execution and delivery hereof by the parties hereto, but in any event no later than five (5) Business Days following satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VII (except for those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, 94304, unless another time, date or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

2.3 The Effective Time. On the Closing Date, the parties hereto shall cause the Merger to be consummated by the filing of Certificate of Merger, in substantially the form attached hereto as Exhibit E (the “Certificate of Merger”), with the Secretary of State of the State of Delaware (the time of such filing with the Secretary of State of the State of Delaware being referred to herein as the “Effective Time”).

2.4 General Effects of the Merger. At the Effective Time, the effect of the Merger shall be as set forth in this Agreement and as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) Certificate of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be identical to the certificate of incorporation of the Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is LifeSize Communications, Inc.”

(b) Bylaws. Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

2.6 Directors and Officers of the Surviving Corporation.

(a) Directors. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

(b) Officers. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

2.7 Effect of Merger on the Capital Stock of the Constituent Corporations.

(a) Merger Sub Common Stock. Each share of Common Stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one validly issued, fully paid and non-assessable share of Common Stock of the Company as the Surviving Corporation, such that immediately following the Effective Time, Parent shall become the sole and exclusive owner of all of the issued and outstanding capital stock of the Company as the Surviving Corporation. Each stock certificate of Merger Sub shall thereupon evidence ownership of such shares of capital stock of the Company as the Surviving Corporation.

(b) Company-Owned Company Capital Stock. Notwithstanding anything to the contrary in this Section 2.7, each share of Company Capital Stock that is held by the Company or any direct or indirect Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any consideration paid therefor or in respect thereof.

(c) Dissenting Shares of Company Capital Stock. Notwithstanding anything to the contrary in this Section 2.7, Dissenting Shares shall be treated in accordance with the terms of Section 2.8.

(d) Company Capital Stock Generally. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of Company Capital Stock, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Capital Stock then held by the Company, and (ii) any Dissenting Shares) shall be cancelled and extinguished and shall be converted automatically into the right to receive, upon the terms and subject to the conditions set forth in this Agreement, including the provisions of Section 2.9(a) and Section 2.9(b), the following consideration (such consideration, the “Merger Consideration”):

(i) Company Series A Preferred Stock. Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be cancelled and extinguished and will be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Company Series A Preferred Stock, an amount of cash equal to the Per Share Residual Amount.

(ii) Company Series B Preferred Stock. Each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be cancelled and extinguished and will be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Company Series B Preferred Stock, an amount of cash equal to the Per Share Residual Amount.

(iii) Company Series C Preferred Stock. Each share of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be cancelled and extinguished and will be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Company Series C Preferred Stock, an amount of cash equal to the sum of the Series C Preferred Preference Per Share plus the Per Share Residual Amount.

(iv) Company Series D Preferred Stock. Each share of Company Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be cancelled and extinguished and will be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Company Series D Preferred Stock, an amount of cash equal to the sum of the Series D Preferred Preference Per Share plus the Per Share Residual Amount.

(v) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Company Restricted Stock) will be cancelled and extinguished and will be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Company Common Stock, an amount of cash equal to the Per Share Residual Amount.

(e) Treatment of Company Options.

(i) At the Effective Time, by virtue of the Merger, each Company Option or portion of a Company Option that is outstanding and unvested immediately prior to the Effective Time (after giving effect to any acceleration provided under the terms of the Company’s Plan under which the Company Option was granted and the applicable Option agreement) will be assumed by Issuer (“Assumed Options”). Except as otherwise set forth in this Agreement, each Assumed Option pursuant to this Section 2.7(e) will continue to have, and be subject to, the same terms and conditions (including vesting terms and, to the extent applicable, holding period restrictions) set forth in the Company’s Plan and the Company Option agreements relating thereto, as in effect immediately prior to the Effective Time, except for administrative changes that are not adverse to the holder of the Assumed Option and except that (A) each such Assumed Option will be exercisable for that number of whole shares of Issuer Common Stock equal to the product of (1) the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time, multiplied by (2) the quotient obtained by dividing (x) the Per Share Residual Amount, by (y) the Closing Price Per Share (the “Option Exchange Ratio”), and rounded down to the nearest whole number of shares of Issuer Common Stock and (B) the per share exercise price for the shares of Issuer Common Stock issuable upon exercise of such Assumed Option will be equal to the quotient obtained by dividing the exercise price per share of Company Common Stock at which such Assumed Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent; provided, however, that in the case of any Company Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the exercise price of the option, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option will be determined in order to comply with Section 424 of the Code. It is intended that the assumption of the Assumed Options assumed by Issuer will comply with Section 409A of the Code and this Section 2.7(e) will be construed consistent with such intent.

(ii) Following the Effective Time, Issuer will be able to grant stock awards, to the extent permissible by applicable Law and Nasdaq regulations, under the terms of the Company’s Plan or the terms of another stock plan adopted by Issuer to issue the reserved but unissued shares of Company Common Stock under such Plan and the shares that would otherwise return to the Plan pursuant to Section 4.1 thereof or otherwise (which provides that shares of Company Common Stock subject to unexercised portions of any award granted thereunder that expires or otherwise terminates will return and may be used for awards to be granted under the Plan), except that (A) shares of Company Common Stock covered by such awards will be shares of Issuer Common Stock and (B) all references to a number of shares of Company Common Stock will be (1) changed to reference Issuer Common Stock and (2) converted to a number of shares of Issuer Common Stock equal to the product of the number of shares of Company Common Stock multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Issuer Common Stock.

(iii) Each Company Option or portion of a Company Option that is not an Assumed Option (a “Terminating Option”) will in each case be cancelled at the Effective Time and will be converted automatically into the right to receive, as soon as practicable after the Effective Time, an amount in cash determined by multiplying (x) the excess, if any, of the Per Share Residual Amount over the applicable exercise price of such option by (y) the number of shares of Company Common Stock subject to such Terminating Option (after giving effect to any acceleration provided under the terms of the Company’s Plan under which the Company Stock Option was granted and the applicable stock option agreement).

(f) Treatment of Restricted Stock. At the Effective Time, by virtue of the Merger, each outstanding share of restricted stock and each outstanding stock purchase right under the Company’s Plan that is then outstanding (such restricted stock and stock purchase rights, the “Company Restricted Stock”) will be converted automatically into the right to receive, as soon as practicable after the Effective Time, an amount in cash determined by the shares of Company Common Stock under the Company Restricted Stock award immediately prior to the Effective Time multiplied by the Per Share Residual Amount.

(g) Registration; Notices.

(i) Parent shall cause Issuer to file with the U.S. Securities and Exchange Commission (“SEC”) as soon as reasonably practicable, but in no event later than thirty (30) days, following the Effective Time, a registration statement on Form S-8 (or any successor form), if available for use by Issuer, relating to the shares of Issuer Common Stock issuable with respect to Assumed Options eligible for registration on Form S-8 and Parent shall cause Issuer to use all reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such options, restricted stock or other rights remain outstanding.

(ii) Prior to the Effective Time, and subject to the review and approval of Parent, the Company will take all actions necessary under the Plan and all Company Option agreements relating thereto to effect the transactions anticipated by Section 2.7(e), including, but not limited to, delivering all required notices, obtaining all necessary approvals and requesting all appropriate consents, facilitating any Tax withholding and delivering evidence reasonably satisfactory to Parent that all necessary determinations by the Company’s Board of Directors or applicable committee of the Company’s Board of Directors to assume Company Options have been made in accordance with Section 2.7(e). As soon as administratively practicable following the Closing Date, Parent shall cause Issuer to issue to each holder of an Assumed Option a document evidencing the assumption of such Company Option by Issuer.

(h) Treatment of Company Warrants. The Company shall take any actions necessary to cause the Company Warrants to either be exercised and terminated prior to the Effective Time or be terminated at the Effective Time pursuant to a Warrant Termination Agreement.

(i) Withholding of Taxes. Notwithstanding anything to the contrary set forth herein, the Company, Issuer, Parent, the Surviving Corporation and the Escrow Agent shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any holder or former holder of Company Capital Stock, a Company Option, Company Restricted Stock or a Company Warrant such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. tax Law or under any applicable legal requirement, and to request and receive from such holder or former holder any relevant tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid.

(j) Aggregation of Merger Consideration. For purposes of calculating the amount of Merger Consideration payable to each Company Stockholder pursuant to this Section 2.7(d), all shares of the Company Capital Stock held by each Company Stockholder shall be aggregated prior to such calculation.

(k) Adjustments for Stock Splits, Etc. If there is a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to shares of Company Capital Stock occurring after the date of this Agreement and before the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

2.8 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a Company Stockholder who has not effectively withdrawn or lost such Company Stockholder’s appraisal rights under Delaware Law (any such shares, the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable Merger Consideration for such Company Stockholder’s shares of Company Capital Stock set forth in Section 2.7, but in lieu thereof, such Company Stockholder shall be entitled to such rights as are provided by Delaware Law.

(b) Notwithstanding the provisions of Section 2.8(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under or Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Merger Consideration for Company Capital Stock, as applicable, set forth in Section 2.7, without interest thereon, and upon surrender of the certificate representing such shares in accordance with the terms of Section 2.9.

(c) The Company shall give Parent (i) prompt notice of any demand for appraisal or other payment received by the Company pursuant to the applicable provisions of Delaware Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Company Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Company Stockholder prior to the Company receiving Parent’s consent. Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the Merger Consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any Losses (including attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares (excluding payments for such shares) ((i) and (ii) together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article VIII the amount of such Dissenting Share Payments.

2.9 Closing Payment Procedures.

(a) Escrow Amount Deposit. Immediately following the Effective Time on the Closing Date, Parent shall deposit with the Escrow Agent an amount of cash equal to the Escrow Amount. Parent shall be deemed to have contributed with the Escrow Agent, with respect to each Company Securityholder, each such securityholder’s Pro Rata Portion of the Escrow Amount, rounded to the nearest cent (with amounts greater than or equal to $0.005 rounded up), and the portion of the Aggregate Merger Consideration paid to each such Company Securityholder pursuant to Section 2.7(d), Section 2.7(e)(iii), Section 2.7(f) and Section 2.9(c) shall be reduced by such amount.

(b) Expense Fund Deposit. Immediately following the Effective Time on the Closing Date, Parent shall deposit with Stockholder Representative, by wire transfer of immediately available funds to an account designated by the Stockholder Representative, an amount equal to five hundred thousand dollars ($500,000) (the “Expense Fund Amount”). Parent shall be deemed to have contributed with the Stockholder Representative, with respect to each Company Securityholder, each such securityholder’s Pro Rata Portion of the Expense Fund Amount, rounded to the nearest cent (with amounts greater than or equal to $0.005 rounded up), and the portion of the Aggregate Merger Consideration paid to each such Company Securityholder pursuant to Section 2.7(d), 2.7(e)(iii), 2.7(f) and 2.9(c) shall be reduced by such amount.

(c) Closing Payments.

(i) Immediately following the Effective Time on the Closing Date, Parent shall deposit, or cause to be deposited with U.S. Bank National Association (the “Paying Agent”) by wire transfer of immediately available funds, an amount in cash equal to the Aggregate Merger Consideration, less (A) the Escrow Amount, (B) the Expense Fund Amount, (C) any amounts paid directly to Company Stockholders on the Closing Date pursuant to Section 2.9(c)(v), and (D) any amounts that Parent is entitled to withhold pursuant to Section 2.7(i).

(ii) Promptly following the Closing Date, and in any event within five (5) Business Days thereafter, Parent or its agent shall mail a letter of transmittal in the form attached hereto as Exhibit F(the “Letter of Transmittal”) to each Company Stockholder at the address set forth opposite each such Company Stockholder’s name on the Spreadsheet. The Company shall deliver a copy of the Letter of Transmittal to the Stockholder Representative.

(iii) Upon surrender of a certificate representing their respective shares of Company Capital Stock (the “Company Stock Certificates”) for cancellation to Parent or the Paying Agent, together with the Letter of Transmittal and any other instruments required thereby (the “Exchange Documents”), duly completed and validly executed in accordance with the instructions thereto, the

Paying Agent shall pay, in exchange therefor, to the holder of such Company Stock Certificate, promptly (and in any event within five (5) Business Days) thereafter, the Merger Consideration into which the shares of Company Capital Stock represented by such Company Stock Certificate have been converted pursuant to Section 2.7, less the Pro Rata Portion of the Escrow Amount and the Expense Fund Amount attributable to such shares of Company Capital Stock, based upon such holder’s Pro Rata Portion of the Escrow Amount contributed with the Escrow Agent on such holder’s behalf pursuant to Section 2.9(a) and the Expense Fund Amount contributed to the Stockholders Representative on such Stockholder’s behalf pursuant to Section 2.9(b). Upon the surrender of any such Company Stock Certificate, the Company Stock Certificate so surrendered shall thereupon be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the Merger Consideration payable in exchange for shares of Company Capital Stock (without interest) into which such shares of Company Capital Stock shall have been converted pursuant to Section 2.7.

(iv) At any time following the last day of the sixth (6th) month following the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to Parent or its designated successor or assign all amounts that have been deposited with the Paying Agent pursuant to Section 2.9(c)(i), and any and all interest thereon or other income or proceeds thereof, not disbursed to the Company Securityholders pursuant hereto, and thereafter the Company Securityholders shall be entitled to look only to Parent with respect to payment of the Merger Consideration.

(v) Notwithstanding the foregoing, prior to the Effective Time, the Company may provide the Exchange Documents to each Principal Stockholder, and any such Principal Stockholder who delivers to Parent the Exchange Documents, duly completed and validly executed in accordance with the instructions thereto, at least two (2) Business Days prior to the Closing Date shall receive the portion of the Aggregate Merger Consideration such Principal Stockholder is entitled to hereunder by wire transfer of immediately available funds within twenty four (24) hours after the Effective Time.

2.10 No Further Ownership Rights in Company Capital Stock. The Merger Consideration paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.11 No Liability. Notwithstanding anything to the contrary in this Agreement, none of Parent, Merger Sub, the Surviving Corporation or any party hereto shall be liable to a holder of any shares of Company Capital Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.12 Transfers of Ownership. If any payments are to be disbursed to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Merger Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

2.13 Surrender of Certificates; Lost, Stolen or Destroyed Certificates. No portion of the Merger Consideration shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall have surrendered such Company Stock Certificate and the Exchange Documents pursuant hereto. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, Parent or its agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 2.7; provided, however, that Parent or its agent may, in its discretion and as a condition precedent to the issuance thereof, require the Person who is the owner of such lost, stolen or destroyed certificates either (a) deliver a bond in customary form and in such customary amount, if required by the paying agent or (b) to provide an indemnification agreement in a form and substance acceptable to Parent or its agent, against any claim that may be made against Parent or its agent with respect to the certificates alleged to have been lost, stolen or destroyed.

2.14 Further Assurances. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Merger Sub, and the officers and directors of the Company, Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section, subsection, paragraph and subparagraph numbers; provided, however, that any such disclosure shall be deemed to be a disclosure against each of the other sections, subsections, paragraphs and subparagraphs of this Article III to the extent the applicability of such disclosure to such other sections, subsections, paragraphs and subparagraphs is readily apparent from the disclosure made without reference to the underlying documents referenced therein) supplied by the Company to Parent (the “Disclosure Schedule”) and dated as of the date hereof, on the date hereof and as of the Effective Time, as though made at the Effective Time (other than representations and warranties made as of a specific date, which are made as of such date), as follows:

3.1 Organization of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in Texas and each other jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has delivered a true and correct copy of its certificate of incorporation, as amended to date, including the Charter Amendment (the “Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. The Board of Directors of the Company has not approved or proposed any other amendment to any of the Charter Documents, other than the Charter Amendment.

(b) Section 3.1(b) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof.

3.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of 59,000,000 shares of Company Common Stock, of which 10,437,639 shares are issued and outstanding as of the date hereof, 44,030,658 shares of Company Preferred Stock, of which (i) 18,582,500 shares are designated as “Series A Convertible Preferred Stock,” of which 18,500,000 shares are issued and outstanding as of the date hereof, (ii) 10,798,158 shares are designated as “Series B Convertible Preferred Stock,” of which 10,526,316 shares are issued and outstanding as of the date hereof, (iii) 6,250,000 shares are designated as “Series C Convertible Preferred Stock,” of which 6,140,351 shares are issued and outstanding as of the date hereof and (iv) 8,400,000 shares are designated as “Series D Convertible Preferred Stock,” of which 8,012,822 shares are issued and outstanding as of the date hereof. As of the date hereof, the capitalization of the Company is as set forth in Section 3.2(a) of the Disclosure Schedule. As of the date hereof, the Company Capital Stock is held of record by the persons and in the amounts set forth in Section 3.2(a) of the Disclosure Schedule which further sets forth for each such person, to the Company’s Knowledge the type of entity of such person, the number of shares held, the class and/or series of such shares and the number of the applicable stock certificates representing such shares. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any Contract to which the Company or any of its Subsidiaries is a party or by which it is bound.

(b) All outstanding shares of Company Capital Stock, Company Options and Company Warrants have been validly issued or repurchased (in the case of shares that were outstanding and repurchased by the Company, any of its Subsidiaries or any stockholder of the Company) in compliance in all material respects with all applicable federal, state, foreign, or local Laws, including federal and state securities Laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any Company Stockholder) in accordance with any right of first refusal or similar right or limitation, including those in the Charter Documents. No Company Stockholder has exercised any right of redemption, if any, provided in the Certificate of Incorporation with respect to shares of the Company Preferred Stock, and the Company has not received notice that any Company Stockholder intends to exercise such rights. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock.

(c) As of the date hereof, Section 3.2(c) of the Disclosure Schedule sets forth for all holders of Company Restricted Stock, the name of the holder of each such Company Restricted Stock award, the repurchase price of such shares of Company Restricted Stock, the date of purchase of such shares of Company Restricted Stock and the vesting schedule for such Company Restricted Stock including the extent vested to date, whether the vesting of such Company Restricted Stock is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events (including a complete description of any such acceleration provisions) and whether, to the Knowledge of the Company, the holder has made a timely election with the Internal Revenue Service under Section 83(b) of the Code with respect to such Company Restricted Stock.

(d) Except for the Plan, the Company has never adopted, sponsored or maintained any stock option plan or any other plan, arrangement or agreement providing for equity compensation to any person. The Company has reserved 11,362,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of Company Restricted Stock awards or the exercise of Company Options under the Plan, of which (i) 5,617,3423 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised Company Options granted under the Plan, (ii) 5,137,314 shares have been issued upon the exercise of Company Options or purchase of Company Restricted Stock awards under the Plan and remain outstanding as of the date hereof and (iii) 607,344 shares remain available for future grant as of the date hereof. As of the date hereof, Section 3.2(d) of the Disclosure Schedule sets forth for each outstanding Company Option and Company Warrant, the name of the holder of such option or warrant, to the Company’s Knowledge the type of entity of such holder, the number of shares of Company Capital Stock issuable upon the exercise of such option or warrant, the exercise price of such option or warrant, the date of grant of such option or warrant, the vesting schedule for such option or warrant, including the extent vested to date and whether the vesting of such option or warrant is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events (including a complete description of any such acceleration provisions), whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code, and whether such option is early exercisable. True and complete copies of all Contracts and instruments relating to or issued under the Plan have been made available to Parent, and such Contracts and instruments have not been amended, modified or supplemented, and there are no Contracts to amend, modify or supplement such Contracts or instruments from the forms thereof provided to Parent. All holders of Company Options are current Employees of the Company or its Subsidiaries.

(e) There are no outstanding loans made by the Company to any Company Securityholder.

(f) As of the date hereof, an aggregate of 259,855 shares of Company Common Stock, 82,500 shares of Company Series A Preferred Stock and 268,421 shares of Company Series B Preferred Stock are issuable upon the exercise of outstanding Company Warrants. Except for the Company Options, Company Restricted Stock and Company Warrants listed on Section 3.2(f) or Section 3.2(d) or Section 3.2(c) of the Disclosure Schedule as of the date hereof, there are no options, warrants, calls, rights, convertible securities, restricted stock units, performance shares, phantom stock, stock appreciation rights, profit participation or similar commitments or Contracts of any character, written or oral, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or Contract. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, to the Company’s Knowledge, there are no voting trusts, proxies, or other Contracts or understandings with respect to the voting stock of the Company. There are no Contracts to which the Company or any of its Subsidiaries is a party relating to the registration, sale or transfer (including Contracts relating to rights of first refusal, co sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

(g) The allocation of the aggregate Merger Consideration set forth in Section 2.7(d) is consistent with the certificate of incorporation of the Company as amended as of immediately prior to the Effective Time.

(h) To the Company’s Knowledge, none of the shares of Company Capital Stock owned by any Company Stockholder are subject to any Liens or to a right of first refusal of any kind, and none of the Company Stockholders has granted any rights to purchase such Company Capital Stock to any other Person.

3.3 Subsidiaries.

(a) A complete and accurate list of the name and jurisdiction of organization of each Subsidiary of the Company is set forth in Section 3.3(a) of the Disclosure Schedule. Except for the Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company’s Subsidiaries has the power and authority to own its respective properties and to carry on its respective business as currently conducted. Each of the Company’s Subsidiaries is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, lease or licensed) or the nature of its business make such qualifications necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has delivered a true and correct copy of each of its Subsidiaries’ certificate of incorporation, as amended to date, and bylaws, as amended to dated, or any other equivalent charter governing documents, as amended to date, each in full force and effect on the date hereof, to Parent. The board of directors of any Company Subsidiary has not approved or proposed any other amendment to any Company Subsidiary’s certificate of incorporation, bylaws or any other applicable charter governing documents.

(c) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) are duly authorized, validly issued, fully paid, and non-assessable and are not subject to preemptive rights created by statute, any Subsidiary’s certificate of incorporation, bylaws or any other applicable charter governing documents, or any Contract to which any of the Company’s Subsidiary is a party or by which it is bound, and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business in substantially the same manner as such businesses are presently conducted.

(d) There are no outstanding (i) securities of the Company or any of the Company’s Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or Contracts to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities. There are no outstanding Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

3.4 Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the adoption of this Agreement by the Company Stockholders, which shall occur immediately after the execution of this Agreement. The vote required to adopt this Agreement, the Merger and the transactions contemplated hereby by the Company Stockholders is set forth in Section 3.4 of the Disclosure Schedule. The Board of Directors of the Company has (a) unanimously resolved that the Merger is advisable and in the best interests of the Company and its stockholders, and (b) unanimously approved this Agreement, the Merger and the transactions contemplated hereby. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms.

3.5 No Conflict. The execution and delivery by the Company of this Agreement and the Related Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any right or obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the Charter Documents of the Company, as amended, (b) any Contract listed in the Disclosure Schedules to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, except for any such Conflicts of any such Contracts that would not be material to the Company and would not, individually or in the aggregate, reasonably be expected to materially adversely affect the ability of the parties hereto to consummate the Merger, or (c) any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible), except for any such Conflicts of any such Laws that would not, individually or in the aggregate, have a Company Material Adverse Effect and would not reasonably be expected to, individually or in the aggregate, to materially adversely affect the ability of the parties hereto to consummate the Merger.

3.6 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party, including a party to any Contract listed in the Disclosure Schedules to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound (so as not to trigger any Conflict), is required by, or with respect to, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and any Related Agreements to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) the adoption of this Agreement and approval of the transactions contemplated by this Agreement by the Company Stockholders, which approval shall have been received immediately after the execution of this Agreement, (c) the applicable requirements of the HSR Act or under any foreign merger control Laws, if any, (d) such consents, waivers, approvals, orders and authorizations of, or registrations, declarations and filings with, any third party which if not obtained or made would not be material to the Company and would not, individually or in the aggregate, reasonably be expected to materially adversely affect the ability of the parties hereto to consummate the Merger and (e) such consents, waivers, approvals, orders and authorizations of, or registrations, declarations and filings with, any Governmental Entity which if not obtained or made would not, individually or in the aggregate, have a Company Material Adverse Effect and would not reasonably be expected to, individually or in the aggregate, materially adversely affect the ability of the parties hereto to consummate the Merger.

3.7 Company Financial Statements. Section 3.7 of the Disclosure Schedule sets forth the Company’s (a) audited consolidated balance sheets as of December 31, 2008 and December 31, 2007, and the related consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month periods then ended (the “Year-End Financials”), and (b) unaudited consolidated balance sheet as of September 30, 2009, and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the nine months then ended (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred as the “Financials”) have been prepared in all material respects in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other (except for changes reflected in the notes thereto and except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly in all material respects the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significant in any individual case or in the aggregate. The date of the most recent unaudited consolidated balance sheet contained in the Interim Financials is referred to hereinafter as the “Balance Sheet Date” and the Company’s unaudited consolidated balance sheet contained in the Interim Financials is referred to hereinafter as the “Current Balance Sheet.”

3.8 Internal Controls. The Company and each of its Subsidiaries has established and documented, and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financials), including policies and procedures that (a) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. None of the Company, any of its Subsidiaries (including any respective Employee thereof) or, to the Knowledge of the Company, the Company’s independent auditors has identified or been made aware of (a) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any of its Subsidiaries, (b) any fraud, whether or not material, that involves the management of the Company or any of its Subsidiaries or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (c) any claim or allegation regarding any of the foregoing.

3.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has incurred any material liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements prepared in accordance with GAAP), except for (a) those which have been reflected in the Current Balance Sheet, (b) liabilities required to be reflected in financial statements prepared in accordance with GAAP that have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date or (c) liabilities for Change of Control Payments, Third Party Expenses, Consent Fees and Termination Fees incurred since September 30, 2009.

3.10 No Changes. Since the Balance Sheet Date, except as expressly permitted under, required or specifically consented to by Parent pursuant to Article V or Article VI, there has not been, occurred or arisen any:

(a) transaction by the Company or any of its Subsidiaries except in the ordinary course of business as conducted on that date and consistent with past practices;

(b) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company or any of its Subsidiaries (whether or not covered by insurance);

(c) a Company Material Adverse Effect;

(d) any action that, if taken on or after the date of this Agreement, would be prohibited by Section 5.2; or

(e) agreement by the Company or any of its Subsidiaries, or any officer or employees on behalf of the Company, to do any of the things described in the preceding clauses (a) through (d) of this Section 3.10 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and any Related Agreements).

3.11 Accounts Receivable.

(a) The Company has made available to Parent a true and complete list of all accounts receivable, whether billed or unbilled, of the Company and its Subsidiaries as of the Balance Sheet Date, together with an aging schedule (of only billed accounts receivable) indicating a range of days elapsed since invoice.

(b) All of the accounts receivable, whether billed or unbilled, of the Company and its Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and, to the Knowledge of the Company, are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet or, for receivables arising subsequent to the Balance Sheet Date, for reserves to be determined in accordance with GAAP consistently applied. No person has any Lien on any accounts receivable of the Company or any of its Subsidiaries.

3.12 Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, provincial, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions, installments and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, capital and value added goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 3.12(a) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this Section 3.12(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any Contract or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

(b) Tax Returns and Audits.

(i) The Company and each of its Subsidiaries have (A) prepared and timely filed all material required U.S. federal, state, provincial, local and non-U.S. returns, estimates, information statements, elections, forms and reports (including any attachments or schedules thereto and amendments thereof) (“Returns”) relating to any and all Taxes concerning or attributable to the Company, its Subsidiaries or their respective operations, and such Returns in all material respects are true and correct and have been completed in accordance with applicable Law and (B) timely paid all material Taxes required to be paid, whether or not shown to be due on such Returns, and no such Return was prepared in a manner that could subject the Company to any accuracy-related penalty under Section 6662 of the Code (or any similar provision of Law).

(ii) The Company and each of its Subsidiaries have timely reported, withheld, and remitted to the appropriate taxing authority, as applicable, with respect to its employees, creditors, stockholders, other third parties and any related Person, all material U.S. federal, state, local, provincial and non-U.S. income Taxes, social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and all other material Taxes required to be reported and/or withheld and remitted.

(iii) Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any material Tax, nor is there any material Tax deficiency outstanding, assessed or proposed in writing against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax.

(iv) No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries received any written notice from any taxing authority that it intends to conduct such an audit or other examination.

(v) The Current Balance Sheet includes an accrual in accordance with GAAP for the liabilities of the Company and its Subsidiaries for unpaid Taxes as of the Balance Sheet Date and neither the Company nor any of its Subsidiaries has incurred any liabilities for Taxes since the Balance Sheet Date other than in the ordinary course of business.

(vi) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable or that are being contested in good faith through appropriate proceedings and for which reserves have been established in accordance with GAAP on the Financials.

(vii) Neither the Company nor any of its Subsidiaries has (A) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (B) ever been a party to any Tax sharing, indemnification or allocation Contract, nor does the Company or any of its Subsidiaries owe any amount under any such Contract, (C) any liability for the Taxes of any person (other than the Company and its Subsidiaries), under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law, and including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by Contract, by operation of law or otherwise, or (D) ever been a party to any joint venture, partnership or other arrangement or Contract that could be treated, to the Knowledge of the Company, as a partnership for Tax purposes.

(viii) Neither the Company nor any of its Subsidiaries has been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(ix) No material adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed in writing by any Tax authority to the Company or any representative thereof.

(x) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xi) Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” as set forth in Treasury Regulations Section 1.6011-4(b) or any similar provision of state, local or non-U.S. Law, including any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulations Section 1.6011-4(b)(2).

(xii) No claim has been made in writing within the last five (5) years by a taxing authority that the Company or any of its Subsidiaries is or may be subject to taxation in a jurisdiction in which it does not file Returns which could be reasonably expected to result in material liability to the Company or any of its Subsidiaries.

(xiii) Neither the Company nor any of its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from taxable income for any taxable period or portion thereof after the Closing as a result of any (A) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or under any similar provision of applicable Law) in connection with a transaction consummated prior to the Closing, (B) installment sale or open transaction disposition consummated prior to the Closing or (C) prepaid amount received prior to Closing.

(xiv) Neither the Company nor any of its Subsidiaries (A) has agreed to or is or has been required as a result of any action or position taken by the Company or any of its Subsidiaries at any time during the four (4) year period preceding the Closing to make any material adjustments or changes in accounting method pursuant to Section 481 of the Code or any similar provision of applicable Law and, to the Knowledge of the Company, neither the IRS nor any other taxing authority has proposed in writing any such adjustment or change in accounting method, (B) has an application pending with any taxing authority requesting permission for any changes in accounting methods or (C) has executed or entered into a written closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of applicable Law.

(xv) The information provided to Parent and its representatives regarding the date, purchase price, number of shares, and identity of each purchaser with respect to each issuance of stock, convertible securities or other equity interests by the Company, and the existing capitalization of the Company immediately preceding such issuance (including the identity of each stockholder, and the number and class or series of shares owned by each stockholder) is accurate in all material respects.

(xvi) The Company and each of its Subsidiaries are in full compliance with all terms and conditions of, any applicable material Tax exemption, Tax holiday or other similar Tax reduction Contract or order.

(xvii) No Company Stockholder holds shares of Company Capital Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made, and no payment to any Company Stockholder of any portion of the Merger Consideration payable pursuant to this Agreement will result in compensation or other income to such Company Stockholder with respect to which Parent, the Company or any Subsidiary of Parent or the Company would be required to deduct or withhold any taxes.

(c) Loss of Compensation Deduction. There is no Contract to which the Company or any ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 404 of the Code.

(d) Section 280G. Neither the Company nor any of its ERISA Affiliates has made any payment to any Employee and is not party to a Contract or arrangement with any Employee to make payment, individually or considered collectively with any other events, agreements, plans, arrangements or other Contracts, that will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or that could not be deductible under Section 280G of the Code. Section 3.12(d) of the Disclosure Schedule lists all Employees reasonably believed to be “disqualified individuals” (within the meaning of Section 280G of the Code) determined as of the date hereof.

(e) Section 409A. Section 3.12(e) of the Disclosure Schedule lists each Contract between the Company or any of its ERISA Affiliates and any Employee that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan, if any, has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code. No deferred compensation plan existing prior to January 1, 2005, which would otherwise be subject to Section 409A, has been “materially modified” at any time after October 3, 2004. No stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) has been granted to any Employee that (i) has an exercise price that was less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the board of directors of the Company in good faith, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code). No compensation shall be includable in the gross income of any Employee as a result of the operation of Section 409A of the Code or any similar state Law with respect to any arrangements or Contracts in effect as of the Effective Time.

(f) No Tax Gross-Ups. There is no Contract to which the Company or any ERISA Affiliate is a party covering any Employee, which could require the Company or any ERISA Affiliate to compensate any Employee for Tax-related payments under Section 409A of the Code (or any similar state law) or excise Taxes paid pursuant to Section 4999 of the Code.

(g) No Tax Asset Representations. Notwithstanding any other provision of this Agreement, the Company has not determined whether it has undergone an ownership change within the meaning of Section 382 of the Code and makes no representation or warranty with respect to the availability, usability of, or limitations (or lack thereof) on, any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, or other Tax asset (whether federal, state, local or foreign) (a “Tax Asset”) of the Company or any of its Subsidiaries. The parties further agree that any limitation imposed on, any Tax Asset of the Company or any of its Subsidiaries will not be treated as a Loss for purposes of Section 8.2 of this Agreement.

3.13 Restrictions on Business Activities. There is no Contract (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or otherwise binding upon the Company or any of its Subsidiaries which has the effect of prohibiting or impairing in any material respect any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries, or otherwise limiting in any material respect the freedom of the Company to engage in any line of business, to conduct any business activities, or to compete with any person. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any Contract under which the Company or any of its Subsidiaries is restricted in any material respect from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

3.14 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a) Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any real property. Section 3.14(a) of the Disclosure Schedule sets forth a complete and accurate list of all real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”).

(b) The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, subleases, Contracts for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”). All such Lease Agreements are valid and effective, and there is not, under any of such Lease Agreements, any existing default by the Company or its Subsidiaries or, to the Company’s Knowledge, any other party thereto, or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or its Subsidiaries or, to the Company’s Knowledge, any other party thereto, that is or would reasonably be expected to be, individually or in the aggregate material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Closing will not affect the enforceability against any Person of any such Lease Agreement or the rights of the Company, any of its Subsidiaries or the Surviving Corporation to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of the Company or any of its Subsidiaries or alter the rights or obligations of the sublessor, lessor or licensor under, or give to others any rights of termination, amendment, acceleration or cancellation of any Lease Agreement. The Company and its Subsidiaries currently occupy all of the Leased Real Property for the operation of its business. There are no other parties occupying, or with a right to occupy, the Leased Real Property. Neither the Company nor any of its Subsidiaries owes brokerage commissions or finders fees or is party to any broker agreements with respect to any such Leased Real Property or any other property. The Company and its Subsidiaries have performed all of their respective obligations under any termination agreements pursuant to which the Company or any of its Subsidiaries has terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and have no continuing liability with respect to such terminated agreements.

(c) The Leased Real Property is in all material respects in good operating condition and repair, free from material structural, physical and mechanical defects, is in all material respects maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted. To the Company’s Knowledge, (i) there are no Laws now in existence which could require the tenant of any Leased Real Property to make any expenditure in excess of $250,000 to modify or improve such Leased Real Property to bring it into compliance therewith, and (ii) neither the Company nor any of its Subsidiaries shall be required to expend more than $500,000 under any Lease Agreement to restore the Leased Real Property at the end of the term of the applicable Lease Agreement to the condition required under the Lease Agreement (assuming the conditions existing in such Leased Real Property as of the date hereof and as of the Closing).

(d) The Company and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract materially from the value or interfere materially with the present use of the property subject thereto or affected thereby.

(e) The equipment owned or leased by the Company and its Subsidiaries is in all material respects in good operating condition, regularly and properly maintained, subject to normal wear and tear, other than those conditions or failures as would not materially interfere with the operation of the Company’s business as presently conducted or create a material cost to replace or repair.

3.15 Intellectual Property.

(a) Company Products or Services. Section 3.15(a) of the Disclosure Schedule contains a complete and accurate list of all Company Products or Services and there are no new products or services currently contemplated to be released within six (6) months after the date hereof (other than periodic software upgrades released in the ordinary course of business not including any material revisions).

(b) Registered Intellectual Property.

(i) Section 3.15(b)(i) of the Disclosure Schedule contains a complete and accurate list of all Company Registered Intellectual Property, indicating for each item the registration or application number and the applicable filing jurisdiction. Except as identified in Section 3.15(b)(i) of the Disclosure Schedule, there are no actions that must be taken within one hundred and twenty (120) days after the date hereof for the purposes of prosecuting, maintaining or renewing any Company Registered Intellectual Property, including the payment of any registration, maintenance or renewal fees, or the filing of any responses to office actions.

(ii) Each item of Company Registered Intellectual Property is valid, subsisting and enforceable (except for applications and provisional applications filed more than twelve (12) months previously) and has not expired, been cancelled or abandoned. With respect to each item of Company Registered Intellectual Property, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting and maintaining such Company Registered Intellectual Property. Neither the Company nor any of its Subsidiaries has misrepresented, or failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise constitute inequitable conduct that would affect the validity or enforceability of any Company Registered Intellectual Property. Neither the Company nor any of its Subsidiaries has claimed “small business status” in the application for or registration of any Intellectual Property where such status does not apply.

(iii) Except as identified in Section 3.15(b)(iii) of the Disclosure Schedule and except for the actual prosecution histories of the Company Registered Intellectual Property (and any statements, amendments, arguments, rejections, orders or decisions made or issued in the course of the authority), none of the Company Registered Intellectual Property is involved or is a subject of any Claim before any court, tribunal (including the PTO or the equivalent foreign authority) related to the Company Registered Intellectual Property, or is subject to any outstanding judicial or administrative order, decree, judgment or stipulation.

(c) Ownership.

(i) The Company owns, and has good title to, each item of material Company Intellectual Property free and clear of any Lien, and all such material Company Intellectual Property will be fully transferable, alienable or licensable by the Surviving Corporation following the Closing. Without limiting the foregoing, except as set forth on Section 3.15(c)(i) of the Disclosure Schedule, the Company or one of its Subsidiaries owns exclusively, and has good title to, all copyrighted works that are or are embodied in any software in any Company Products or Services and in all material Trademarks that are used to designate the source or origin of the Company Products or Services.

(ii) Except for Intellectual Property or source code licensed to the Company and set forth on Section 3.15(c)(ii) of the Disclosure Schedule, in each case in which the Company or any of its Subsidiaries has engaged or hired a third party other than Employees acting within the scope of their employment, to develop or author any material Intellectual Property for the Company, including the Intellectual Property used in the Company Products or Services, or to author source code for the Company or any of its Subsidiaries, or the Company or any of its Subsidiaries has acquired or sought to acquire ownership (as opposed to license) of any material Intellectual Property, including the Intellectual Property used in the Company Products or Services or the source code, the Company and its Subsidiaries have obtained a valid and enforceable assignment sufficient to irrevocably transfer all such Intellectual Property of such third party (including the right to seek past and future damages with respect thereto) and source code to the Company or any of its Subsidiaries, and where any such Intellectual Property is Company Registered Intellectual Property, in accordance with applicable Laws, the Company or its Subsidiaries has recorded each such assignment with the relevant Governmental Entity.

(iii) Except for Intellectual Property licensed or assigned to the Company and set forth on Section3.15(c)(iii) of the Disclosure Schedule, no person who has licensed or assigned any Intellectual Property to the Company or any of its Subsidiaries has ownership rights or license rights to improvements or modifications made by or for the Company or any of its Subsidiaries in or to such Intellectual Property. No person other than the Company and its Subsidiaries owns or has a contractual right to own any Company Intellectual Property developed by the Company or any of its Subsidiaries.

(iv) Neither the Company nor any of its Subsidiaries has (A) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is or was material Company Intellectual Property, to any other person, or (B) except in the ordinary course of business consistent with the reasonable business judgment of the Company, permitted the Company’s or any of its Subsidiaries’ rights in any Intellectual Property that is or was material Company Intellectual Property, to lapse or enter the public domain.

(d) Non-Infringement. Neither the operation of the Company’s and its Subsidiaries’ business (including the manufacture, use, import, or sale of Company Products or Services), as such business is, or has been conducted, and when conducted by the Parent or the Surviving Corporation following the Closing in substantially the same manner, does, has, or will (including with respect to any Intellectual Property that may issue after the Effective Time) infringe or misappropriate any Intellectual Property of any third party under the Laws of any jurisdiction, or constitute unfair competition or trade practices; provided that the foregoing shall not apply to infringement or misappropriation that arises after Closing Date solely as a result of the termination of an In-License set forth in Section 3.17(a)(xvi) of the Disclosure Schedule after the Closing Date as a result of either (i) a breach thereof by Parent or the Surviving Corporation occurring wholly after the Closing Date and unrelated to the transactions contemplated hereby, or (B) Parent’s or the Surviving Corporation’s failure to renew such In-License where the option to renew such In-License was available to Parent or the Surviving Corporation in accordance with the terms of such In-License. Neither the Company nor any of its Subsidiaries has received notice from any third party alleging any such infringement, misappropriation, or unfair competition or trade practices.

(e) Intellectual Property Contracts.

(i) “In-License” means any Contract pursuant to which a third party has licensed any Intellectual Property to the Company. “Out-License” means any Contract pursuant to which the Company has licensed the Company Intellectual Property to a third party. “Intellectual Property Contracts” means all Out-Licenses, In-Licenses (other than Open Source Licenses), assignments of Intellectual Property (other than Employment Proprietary Information Agreements and Consultant Proprietary Information Agreements).

(ii) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement, including the assignment to Parent, by operation of law or otherwise, of any Intellectual Property Contracts to which the Company or any of its Subsidiaries is a party, will result in (A) Parent or Surviving Corporation granting to any third party any right in any of its respective Intellectual Property, (B) Parent or Surviving Corporation being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (C) Parent or Surviving Corporation being obligated to pay any royalties or other amounts to any third party in excess of those payable by Company or any of its Subsidiaries prior to the Closing.

(iii) Section 3.15(e)(vi) of the Disclosure Schedule contains a complete and accurate list of all Intellectual Property Contracts whereby the Company or any of its Subsidiaries has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, defend, warrant, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission or termination with respect to the infringement or misappropriation of any Intellectual Property.

(f) Standards. Except as set forth in Section 3.15(f) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has participated in any standards bodies or other organizations that would require Company or any of its Subsidiaries to license or disclose any Company Intellectual Property to any third party or restrict the Company’s enforcement of the Company Intellectual Property.

(g) Government Rights. Except as set forth in Section 3.15(g) of the Disclosure Schedule, the Company has not received government funding, has not used the facilities of a university, college, other educational institution or government research center, and has not received funding from any third party (other than funding provided in exchange for Company Capital Stock) for the development of any material Company Intellectual Property. To the Company’s Knowledge, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any material Intellectual Property for the Company or any of its Subsidiaries, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(h) Third-Party Infringement. To the Knowledge of the Company, except as set forth in Section 3.15(h) of the Disclosure Schedule, no person has infringed or misappropriated, or is infringing or misappropriating, any Company Intellectual Property. Except as set forth in Section 3.15(h) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has brought or has pending any Claims before any court, Governmental Entity or arbitral tribunal against any third party alleging infringement or misappropriation of any Company Intellectual Property.

(i) Trade Secret Protection. The Company and each of its Subsidiaries takes commercially reasonable actions to protect the rights of the Company in the Company’s confidential information and trade secrets, and any trade secrets or confidential information of third parties provided to the Company under an obligation of confidentiality. Without limiting the foregoing, except as set forth on Section 3.15(i) of the Disclosure Schedule, the Company and each of its Subsidiaries has and enforces a policy requiring each employee and contractor involved in the creation of material Intellectual Property for the Company or any of its Subsidiaries to execute the form of Employee Proprietary Information Agreement and/or the form of Consultant Proprietary Information Agreement substantially in the forms set forth on Section 3.15(i) of the Disclosure Schedule hereof and all current and former employees and contractors of the Company have executed such or a substantially similar form agreement.

(j) Open Source. For purposes of this Agreement, “Open Source Material” shall mean any software that is distributed or made available as “open source software” or “free software”, or is otherwise publicly distributed or made generally available in source code or equivalent form, under terms that permit modification and redistribution of such software. Open Source Material includes, without limitation, software that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, or a similar license (each, an “Open Source License”). Notwithstanding anything to the contrary in this Section Error! Reference source not found., any software licensed pursuant to a proprietary In-License set forth in Section 3.17(a) of the Disclosure Schedule is not Open Source Material.

(i) Section 3.15(j)(i) of the Disclosure Schedule accurately identifies and describes (A) each item of Open Source Material that is or has been contained in, or distributed with, or used directly in the development of, each Company Product or from which any part of any Company Product has been derived, or which is or has been distributed or made available to any third party by or for the Company or any of its Subsidiaries, (B) the applicable license terms for each such item of Open Source Material, (C) the Company Product(s) (if any) to which each such item of Open Source Material relates, and (D) whether (and if so, how) each such item of Open Source Material has been modified or distributed by or for the Company.

(ii) The Company and its Subsidiaries have not used any Open Source Material in a manner that imposes a requirement or condition that Company Intellectual Property or software used in a Company Product, other than third-party software, (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, (C) be redistributable at no charge, or (D) otherwise be subject as a whole to an Open Source License.

(k) Source Code.

(i) Other than as disclosed: (A) in Section 3.15(k) of the Disclosure Schedule, (B) to third party contractors engaged by the Company or its Subsidiaries to develop or author any material Intellectual Property used in the Company Products or Services, or to author source code for the Company or any of its Subsidiaries, and using such material Intellectual Property and source code solely for such purposes, and (C) to any Employees acting solely within the scope of their employment, neither the Company, any of its Subsidiaries nor any other person acting on its behalf has disclosed, delivered or licensed to any person, or agreed to disclose, deliver or license to any person, or permitted the disclosure or delivery to any escrow agent or other person of, any software source code that is Company Intellectual Property (“Company Source Code”).

(ii) No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or any Person acting on its behalf to any Person of any Company Source Code.

(iii) Section 3.15(k) of the Disclosure Schedule identifies each Contract pursuant to which the Company or any of its Subsidiaries has deposited, or is or may be required to deposit, with an escrow agent or any other Person, any Company Source Code, and describes whether the execution of this Agreement or any of the other transactions contemplated by this Agreement could result in the release from escrow of any Company Source Code.

(l) Privacy and Personal Data. The Company and each of its Subsidiaries is in compliance with all applicable Laws, Contracts and their internal privacy policies (such internal privacy policy hereinafter the “Company Privacy Policy”) relating to the privacy of users of the Company Products and Services and all Internet websites owned, maintained, or operated by the Company and its Subsidiaries, and the collection, storage and transfer of personal information of any Person. Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will result in any violation of any Law regarding the privacy of users of the Company Products and Services and all Internet websites owned, maintained, or operated by the Company and its Subsidiaries, any Contract regarding the privacy of users of the Company Products and Services and all Internet websites owned, maintained, or operated by the Company and its Subsidiaries or the Company Privacy Policy.

3.16 Products.

(a) Product Liability. All of the Company Products or Services are merchantable, free from defects in design, specifications, processing, manufacture, material or workmanship that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, suitable for the purpose for which they were sold, and conform in all material respects to the Company’s specifications and documentation therefor. Neither the Company nor any of its Subsidiaries has ever received a claim in writing based upon alleged Product Liability, and, to the Knowledge of the Company, no such claim has been threatened and no reasonable basis for any such claim exists.

(b) Malware. The Company Products are free of any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” “harmful code,” or other software routines or hardware components that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of any Company Product or any product or system incorporating a Company Product (or parts thereof) or any associated data or other software, or otherwise cause them to be incapable of being used in the full manner contemplated in the applicable documentation.

3.17 Material Contracts.

(a) As of the date hereof, Section 3.17(a) of the Disclosure Schedule sets forth a complete and accurate list of each of the following Contracts to which the Company or any of its Subsidiaries is a party or otherwise bound (any Contract of a nature described below (whether or not set forth on the Disclosure Schedule) to which the Company or any of its Subsidiaries is a party or otherwise bound, being referred to herein as a “Material Contract” and, collectively, as the “Material Contracts”):

(i) any Employment Agreement granting any change of control, severance, or termination pay (in cash or equity or otherwise) to any Employee;

(ii) any Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, or any plan providing similar equity awards, for which any benefits will be increased, or for which the vesting of benefits will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (or any events following the Merger, contingent or otherwise), or for which the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any fidelity or surety bond or completion bond;

(iv) any Lease Agreements or lease of personal property having a value in excess of $10,000 per month individually or for a term of more than one (1) year;

(v) any Contract of indemnification or guaranty, other than customer, reseller, vendor or supplier Contracts entered into in the ordinary course of business consistent with past practice;

(vi) any Contract or commitment relating to capital expenditures and involving future payments in excess of $250,000 individually;

(vii) any Contract or commitment relating to the disposition or acquisition of material assets or any interest in any business enterprise outside the ordinary course of the Company’s or its Subsidiaries’ business;

(viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts or instruments relating to the borrowing of money or extension of credit or other Indebtedness;

(ix) any purchase order or Contract for the purchase of materials involving in excess of $500,000 individually or any purchase order or Contract for the purchase of materials that constitutes a risk buy, a long lead-time purchase or a purchase outside of the Company’s materials requirement planning (MRP) system, in each case involving in excess of $100,000 individually

(x) any construction Contracts;

(xi) any Contracts that contain “most favored nation” or preferred pricing provisions;

(xii) any Contract or commitment to alter the Company’s interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(xiii) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other Contract for use or distribution of the products, technology or services of the Company or any of its Subsidiaries;

(xiv) any other Contract or commitment that involves $250,000 or more and is not cancelable without penalty within thirty (30) days;

(xv) any Contract limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete or to develop or to distribute or to sell; or

(xvi) In-License (other than Open Source Licenses), (B) Out-License, and (C) all other Intellectual Property Contracts (other than Open Source Licenses), provided that Shrink Wrap Code shall not be listed in Section 3.17(a) of the Disclosure Schedule but shall constitute Material Contracts.

(b) Each Material Contract to which the Company or any of its Subsidiaries is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company or such Subsidiary, enforceable against each of the parties thereto in accordance with its terms (except that the enforcement thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and is in full force and effect with respect to the Company or such Subsidiary and, to the Knowledge of the Company, any other party thereto. The Company and each of its Subsidiaries is in compliance with and has not breached, violated or defaulted under, or received written notice that they have breached, violated or defaulted under, any of the terms or conditions of any such Material Contract, nor to the Knowledge of the Company is any party obligated to the Company or any of its Subsidiaries pursuant to any such Material Contract subject to any breach, violation or default thereunder, nor does the Company have Knowledge of any event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default by the Company, any of its Subsidiaries or any such other party, except in each of the foregoing cases for any such breach, violation or default that would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole. True and complete copies of each Material Contract, including all amendments, supplements and other modifications thereto (whether or not disclosed in the Disclosure Schedule), have been delivered to Parent.

3.18 Interested Party Transactions. To the Knowledge of the Company, no officer, director or stockholder of the Company (nor any Affiliate, ancestor, sibling, descendant or spouse of any of such persons Known to the Company), has (a) any interest in any entity that purchases from or sells or furnishes to the Company or any of its Subsidiaries any goods or services that are material to the Company or (b) any interest in, or is a party to, any Contract to which the Company or any of its Subsidiaries is a party, other than Employee Agreements, Company Employee Plans or other Contracts entered into in the ordinary course of business consistent with past practices and on terms and conditions no more favorable in the whole than could be obtained from an unrelated third party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 3.18.

3.19 Governmental Authorization. Each consent, license, permit, grant or other authorization (a) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its properties or (b) which is required for the operation of the Company’s and its Subsidiaries’ business as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company or the applicable Subsidiaries, except where the failure to have any such Company Authorization so issued or granted would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries have at all times been in compliance in all material respects with all Company Authorizations. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets, except where the failure to have any such Company Authorization would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.20 Litigation. As of the date hereof, there is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, any of its Subsidiaries or any of their respective assets or properties (tangible or intangible) or any of their respective officers or directors in their capacities as such. There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, any of its Subsidiaries, any of their respective assets or properties (tangible or intangible) or any of their respective officers or directors in their capacities as such by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any of its Subsidiaries to conduct its operations as presently or previously conducted or as currently contemplated to be conducted. As of the date hereof, there is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against any Person who has a contractual right or a right pursuant to Delaware Law to indemnification, contribution or advancement of expenses from the Company or any of its Subsidiaries related to facts and circumstances existing prior to the date hereof. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries which challenges or seeks to enjoin any of the transactions contemplated by this Agreement.

3.21 Environmental Matters.

(a) Condition of Property. Except in compliance with Environmental Laws and in a manner that could not reasonably be expected to subject the Company or any of its Subsidiaries to liability that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, no Hazardous Materials are present on any Leased Real Property or were present on any other real property at the time it ceased to be owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries. There are no underground storage tanks, asbestos which is friable or likely to become friable or polychlorinated biphenyls present on any Leased Real Property or on any other real property as a consequence of the acts of the Company, any of its Subsidiaries or their respective agents, or, to the Company’s Knowledge, for which the Company or any of its Subsidiaries would be liable.

(b) Hazardous Materials Activities. The Company has conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. The Hazardous Materials Activities of the Company and its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person. The liabilities and obligations of the Company and its Subsidiaries with respect to compliance with the WEEE Directive, the RoHS Directive, and China ROHS are not reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c) Permits. Section 3.21(c) of the Disclosure Schedule accurately describes all of the Environmental Permits currently held by the Company and each of its Subsidiaries and the listed Environmental Permits are all of the Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of the Company and its Subsidiaries as such activities are currently being conducted. All such Environmental Permits are valid and in full force and effect. The Company and each of its Subsidiaries have complied in all material respects with all covenants and conditions of any Environmental Permit.

(d) Environmental Litigation. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Company, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of the Company or any of its Subsidiaries or, to the Company’s Knowledge, any Leased Real Property.

(e) Environmental Liabilities. Neither the Company nor any of its Subsidiaries is aware of any fact or circumstance, which could result in any environmental liability which would reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole. Except for the Lease Agreements, neither the Company nor any of its Subsidiaries has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company or any of its Subsidiaries.

(f) Reports and Records. The Company has delivered to Parent all records in the Company’s possession concerning the Hazardous Materials Activities of the Company and its Subsidiaries and all environmental audits and environmental assessments.

3.22 Brokers’ and Finders’ Fees; Third Party Expenses. Neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Parent or the Surviving Corporation incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company or any of its Subsidiaries. Section 3.22 of the Disclosure Schedule sets forth the Company’s current reasonable estimate of all Third Party Expenses expected to be incurred by the Company or any of its Subsidiaries in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

3.23 Employee Benefit Plans and Compensation.

(a) Schedule. Section 3.23(a)(i) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan, and each Employee Agreement (other than Employee Agreements that do not differ materially from the Company’s form offer letter(s) or form Contracts with International Employees and which (i) have been provided to Parent and (ii) do not provide for severance, termination or change of control pay or benefits). Section 3.23(a)(ii) of the Disclosure Schedule sets forth a table which provides next to each current U.S. Employee’s name as of the date hereof and as to International Employees to the extent allowed by applicable data protection and privacy laws: (A) the full-time or part-time status of such employee; (B) the current salary, wage, actual bonus and/or target bonus opportunity, and/or commission rate, as applicable, for such employee; (C) accrued vacation/paid- time off for such employee, (D) the date of hire for such employee, and (E) the location where such Employee performs services. To the Knowledge of the Company, as of the date hereof no employee listed on Section 3.23(a)(ii) of the Disclosure Schedule intends to terminate his or her employment for any reason, except as provided in Section 3.23(a) of the Disclosure Schedule. As of the date hereof, Section 3.23(a)(iii) of the Disclosure Schedule contains an accurate and complete list of all non-vendor independent contractors and Persons that have a consulting or advisory relationship with the Company or any of its Subsidiaries.

(b) Documents. The Company and each ERISA Affiliate have provided or made available (through the means of an electronic data room or otherwise) to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto, all related trust documents, and the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, (ii) the three most recent annual report (Form Series 5500 and all audit reports, schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (v) each affirmative action plan, if applicable, (vi) all communications material to any employee or employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company, (vii) all correspondence to or from any Governmental Entity relating to the imposition of any liability under applicable Law with respect to any Company Employee Plan, (viii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (ix) all nondiscrimination tests, reports and summaries for each Company Employee Plan for the three most recent plan years, and (x) all IRS determination letters (or opinion letters, if applicable).

(c) Employee Plan Compliance. The Company and each ERISA Affiliate have performed all material obligations required to be performed by them under, are not in default or violation in any material respect of, and the Company has no Knowledge of any default or violation in any material respect by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance in all material respects with all applicable Laws, including, but not limited to, ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained, a favorable determination (or opinion letter, as applicable) as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” with the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. Each Company Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no audits, inquiries or proceedings pending or, to the

Knowledge of the Company or any ERISA Affiliate, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan, except as would not result in material liability.

(d) No Pension or Welfare Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, within the six (6) years preceding the Closing Date, any (i) Pension Plan, including but not limited to, a plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “funded welfare plan” within the meaning of Section 419 of the Code, (iii) multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employers (including one or more self-employed individuals), or to their beneficiaries, (iv) self-insured plan that provides benefits to Employees (including any such plan pursuant to which a stop loss policy or contract applies), (v) multiemployer plan (as defined in Section 3(37) of ERISA, or (vi) multiple employer plan or to any plan described in Section 413 of the Code.

(e) International Employee Plan. With respect to each International Employee Plan:

(i) all employer and employee contributions to each International Employee Plan required by law or by the terms of such International Employee Plan have been made, or, if applicable, accrued in accordance with normal accounting practices, and a pro rata contribution for the period prior to and including the date of this Agreement has been made or accrued;

(ii) the fair market value of the assets of each funded International Employee Plan, the liability of each insurer for any International Employee Plan funded through insurance or the book reserve established for any International Employee Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis accrued to the date of this Agreement with respect to all current and former participants under such International Employee Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such International Employee Plan, and no transaction shall cause such assets or insurance obligations to be less than such benefit obligations; and

(iii) each International Employee Plan required to be registered has been registered and has been maintained in all material respects in good standing with applicable regulatory authorities and is approved by any applicable taxation authorities to the extent such approval is available. Each International Employee Plan is now and always has been operated in material compliance with all applicable Law.

(f) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee(s) or other person would be provided with post-termination or retiree life insurance, health or other employee welfare benefits, except to the extent required by COBRA.

(g) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event, contingent or otherwise) will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, other than payments pursuant to Section 2.7 or the Critical Employee Retention Agreement, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any of its Subsidiaries or (iv) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code.

(h) Employment Matters. The Company and each of its Subsidiaries is in compliance with all applicable foreign, federal, state and local Laws respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health and wages and hours, other than any such failure to comply as would not result in a material cost to the Company, and in each case, with respect to employees: (i) have withheld and reported and remitted all amounts required by Law or by agreement to be withheld and reported and remitted with respect to wages, salaries and other payments to employees, (ii) are not liable for any: arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), other than any such failure to pay or liability described in (i), (ii) or (iii) as would not result in a material liability to the Company. There are no actions, suits, claims or administrative matters pending or to the Knowledge of the Company, threatened or reasonably anticipated against the Company or any of its Subsidiaries or any of their respective employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company, any of its Subsidiaries or any Company trustee under any worker’s compensation policy or long-term disability policy. Neither the Company nor any of its Subsidiaries is party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an Employee, (ii) any employee leased from another employer, or (iii) any Employee currently or formerly classified as exempt from overtime wages.

(i) Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union to organize any employees. There are no actions, suits, claims, labor disputes or grievances pending or to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any similar legislation, whether domestic or foreign, other than as would not result in a material cost to the Company. Within one (1) year prior to the Effective Time, neither the Company nor any of its Subsidiaries is party to, or bound by, any collective bargaining agreement or union contract with respect to Employees, and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local Law that remains unsatisfied.

(j) Insurance. Section 3.23(j) of the Disclosure Schedule lists all insurance policies and fidelity bonds maintained by the Company or any ERISA Affiliate covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any ERISA Affiliate, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or any ERISA Affiliate has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company and its ERISA Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no Knowledge or reasonable belief of threatened termination of any of such policies. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self insurance plan.

3.24 Compliance with Laws. The Company and each of its Subsidiaries has complied in all material respects with, is not in violation in any material respect of, and has not received any written notices of suspected, potential or actual violation with respect to, any applicable Laws.

3.25 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder (the “FCPA”), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

3.26 Substantial Customers and Suppliers.

(a) Section 3.26(a) of the Disclosure Schedule lists the twenty (20) largest customers of the Company on the basis of revenues for the 12 month period ending on the Balance Sheet Date.

(b) Section 3.26(b) of the Disclosure Schedule lists the twenty (20) largest suppliers of the Company on the basis of cost of goods or services purchased for the twelve (12) month period ending on the Balance Sheet Date.

(c) No such customer or supplier has (i) ceased or materially reduced its purchases from or sales or provision of services to the Company since the beginning of such twelve (12) month period, (ii) to the Knowledge of the Company, threatened to cease or materially reduce such purchases or sales or provision of services or (iii) to the Knowledge of the Company, been threatened with bankruptcy or insolvency.

3.27 Export Control Laws. The Company and each of its Subsidiaries has at all times conducted its export transactions in accordance with (i) all applicable U.S. export and re export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business, in each case other than such failures as would not, individually or in the aggregate, result in material liabilities to the Company. Without limiting the foregoing:

(a) The Company and each of its Subsidiaries has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (i) the export and re export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b) The Company and each of its Subsidiaries is in compliance with the terms of all applicable Export Approvals;

(c) There are no pending or, to the Company’s Knowledge, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals;

(d) To the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ export transactions that may give rise to any future claims; and

(e) No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be applied for expeditiously without material cost.

(f) Section 3.27(f) of the Disclosure Schedule sets forth the true, complete and accurate export control classifications obtained by the Company from the U.S. Department of Commerce Bureau of Industry and Security applicable to the Company’s or any of its Subsidiaries’ products, services, software and technologies.

3.28 Warranties; Indemnities. Except for the warranties and indemnities contained in those Contracts set forth in Section 3.28 of the Disclosure Schedule (and customer end use Contracts entered into in connection with the sale of Company Products or Services and related support and maintenance Contracts) and warranties implied by law, neither the Company nor any of its Subsidiaries has given any representations, warranties (including representations or warranties regarding performance, availability, reliability, or security or confidentiality of data transmission or communications), or indemnities relating to products or technology sold or licensed or services rendered by the Company or any of its Subsidiaries.

3.29 Indebtedness. Section 3.29 of the Disclosure Schedule sets forth a true, complete and correct list of (i) all outstanding Indebtedness of the Company or any of its Subsidiaries as of September 30, 2009 and (ii) all cash and cash equivalents of the Company or any of its Subsidiaries as of September 30, 2009. Since September 30, 2009, neither the Company nor any of its Subsidiaries has incurred any Indebtedness, except in compliance with Section 5.2(j). For the purposes of this Agreement, “Indebtedness” means (a) all indebtedness of the Company or any of its Subsidiaries for borrowed money, (b) all amounts owed by and obligations of the Company or any of its Subsidiaries evidenced by notes, bonds, debentures or other similar instruments, (c) all amounts owed by and all obligations of the Company or any of its Subsidiaries as lessee or lessees under leases that have been recorded as capital leases, in accordance with GAAP, (d) all liabilities and obligations, contingent or otherwise, under acceptances, letters of credit or similar facilities, (e) all obligations under conditional or installment sale or other title retention Contracts relating to purchased property, and (f) all guarantees of any of the foregoing of another Person.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants to the Company, on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

4.1 Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power and authority to own its properties and to carry on its business as currently conducted.

4.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement and each of the Related Agreements to which Parent and Merger Sub, as applicable, is a party have been duly executed and delivered by Parent and Merger Sub, as applicable, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Parent and Merger Sub, as applicable, enforceable against it in accordance with their respective terms. No stockholder approval vote of Issuer is required to authorize this Agreement and the transactions contemplated hereby on behalf of Issuer.

4.3 No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement and the Related Agreements to which Parent and Merger Sub, as applicable, is a party, and the consummation of the transactions contemplated hereby and thereby, will not Conflict with: (a) any provision of the certificate of incorporation and bylaws of Parent or Merger Sub, as amended, (b) any Contract to which Parent or Merger Sub is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, or (c) any Law applicable to Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible), except in the case of clauses (b) and (c) for any such Conflicts that would not reasonably expected, individually or in the aggregate, to have a material adverse effect on Parent or materially adversely affect the ability of the parties hereto to consummate the Merger.

4.4 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party is required by, or with respect to, Parent or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Merger Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) the applicable requirements of the HSR Act or under any foreign merger control Laws, if any, (c) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws or the rules and regulations of Nasdaq or the SWX Swiss Exchange and (d) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not reasonably expected, individually or in the aggregate, to have a material adverse effect on Parent or materially adversely affect the ability of the parties hereto to consummate the Merger.

4.5 Available Funds. Parent has, and will make available to Merger Sub, as appropriate, pursuant to existing cash and cash equivalents and committed credit facilities, all funds necessary to satisfy all of Parent’s and Merger Sub’s obligations under this Agreement and the transactions contemplated hereby.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Affirmative Conduct of Company Business. The Company and each of its Subsidiaries shall conduct its business in the ordinary course in substantially the same manner as heretofore conducted and pay the Indebtedness when due. The Company shall use commercially reasonable efforts to pay Taxes of the Company when due, pay or perform other material obligations when due, preserve intact the present business organizations of the Company and each of its Subsidiaries, keep available the services of the present officers and employees of the Company and each of its Subsidiaries and preserve the relationships of the Company and each of its Subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing business of the Company at the Effective Time.

5.2 Restrictions on Conduct of Company Business. Except for the matters and actions set forth on Schedule 5.2, the Company shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of Parent, except to the extent required by applicable Law (in which case, the Company shall (i) provide Parent advance notice of its intention to take actions required by applicable Law, (ii) discuss such actions with Parent and (iii) cooperate with Parent and take only those actions actually required for the Company to comply with applicable Law):

(a) cause or permit any modifications, amendments or changes to the Charter Documents;

(b) undertake any expenditure, transaction or commitment (or a series of related expenditures, transactions or commitments) exceeding $250,000 individually;

(c) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates, or revenue recognition policies) other than as required by GAAP;

(d) make or change any material Tax election, adopt or change any Tax accounting method, enter into any material closing agreement in respect of Taxes, settle or compromise any material Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment or file any income, franchise or other material Return other than in the ordinary course of business consistent with past practice;

(e) revalue any of its assets (whether tangible or intangible), including writing down the value of inventory (other than in the ordinary course of the Company’s business as required by GAAP) or writing off notes or accounts receivable;

(f) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of Company Capital Stock, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for, Company Common Stock) except in accordance with the Contracts evidencing Company Options;

(g) adopt, terminate or amend any Company Employee Plan, enter into, terminate or amend any Employee Agreement (other than with International Employees or hiring International Employees in the ordinary course of business), increase, decrease or otherwise change the salary, bonus, wage rates, fringe benefits, or other compensation (including equity based compensation) payable or to become payable to any Employee, or make any declaration, promise, payment or commitment or obligation of any kind for the payment (whether in cash or equity or otherwise) of a severance payment, termination payment, change of control payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation) to any director, officer, or Employee, except payments made pursuant to written Contracts existing on the date hereof and disclosed in Section 5.2(g) of the Disclosure Schedule, or increase rights to indemnification for any Employee;

(h) other than entering into non-exclusive licenses and related Contracts with respect to the sale or licensing of the Company Products or Services to end users pursuant to written Contracts entered into in the ordinary course of business consistent with past practices and that do not materially differ in substance from the Company’s standard form(s) including attachments, (i) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets, including the sale of any accounts receivable of the Company, except for the sale of properties or assets (whether tangible or intangible) which are not Intellectual Property and only in the ordinary course of business and consistent with past practices, or transfer to any Person any rights to any Company Intellectual Property or enter into any Contract or modify or amend any existing Contract with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property of any Person, (ii) purchase or license any Intellectual Property or enter into any Contract or modify or amend any existing Contract with respect to the Intellectual Property of any Person or (iii) enter into any Contract or modify or amend any existing Contract with respect to the development of any Intellectual Property with a third party;

(i) make any loan to any Person (except for reasonable advances to employees for travel and business expenses in the ordinary course of business consistent with past practices), or forgive any loan to any Person, or purchase debt securities of any Person or amend the terms of any outstanding loan Contract;

(j) incur any Indebtedness (other than (i) the incurrence of additional Indebtedness pursuant to the terms of Contracts in effect on the date hereof that are listed in the Disclosure Schedules or (ii) the obligation to reimburse employees for travel and business expenses or indebtedness incurred in connection with the purchase of goods and services in the ordinary course of business consistent with past practices), or amend the terms of any outstanding Contract in respect of Indebtedness;

(k) waive or release any right or claim of the Company or any of its Subsidiaries, including any write-off or other compromise of any account receivable of the Company or any of its Subsidiaries, in excess of $50,000 individually or $250,000 in the aggregate;

(l) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or any of its Subsidiaries or relating to any of their respective business, properties or assets;

(m) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock, or any securities convertible into or exercisable or exchangeable for any Company Capital Stock, or subscriptions, rights, warrants or options to acquire any Company Capital Stock, or other Contracts or commitments of any character obligating any of them to issue or purchase any Company Capital Stock or other convertible securities, except for the issuance of Company Common Stock pursuant to the exercise of outstanding Company Options and Company Warrants (including any amendments to such Company Options or Company Warrants agreements as are mutually agreed to by Parent and Company);

(n) enter into any Material Contracts, other than in the ordinary course of business consistent with past practice;

(o) enter into any Contract to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy Contract with respect to any real property or renew, alter, amend, modify or terminate any of the terms of any Lease Agreement;

(p) terminate, amend or otherwise modify (or agree to do so), or make any payments resulting from agreed upon early termination of, any of the Contracts set forth or described in the Disclosure Schedules;

(q) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or any equity securities, that are material individually or in the aggregate, to the Company’s or any of its Subsidiaries’ business;

(r) enter into any strategic alliance, affiliate Contract or joint marketing arrangement or Contract;

(s) waive any stock repurchase rights or right of first refusal, accelerate, amend or change the period of exercisability of Company Options, Company Warrants or Company Restricted Stock, or reprice Company Options or Company Warrants granted under any employee, consultant, director or other stock plan (including the Plan), or authorize any cash or equity exchange for any Company Options or Company Warrants granted under any of such plan, in each case other than entering into a Warrant Termination Agreement;

(t) make any representations or issue any communications to Employees that are inconsistent with this Agreement or the transactions contemplated thereby, including any representations regarding offers of employment from Parent;

(u) alter, or enter into any commitment to alter, its interest in any Subsidiary;

(v) cancel or amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) any insurance policy of the Company or any of its Subsidiaries; or

(w) take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through 5.2(v).

5.3 No Solicitation.

(a) The Company shall (and shall cause its Subsidiaries and the directors, officers, employees, consultants, stockholders, members, partners, agents, advisors, attorneys, accountants, representatives and Affiliates (collectively, “Representatives”) of any of the foregoing to) not, directly or indirectly, take any of the following actions with any party other than Parent and its designees: (i) solicit, encourage, facilitate, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any Contract, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company or any of its Subsidiaries, or any amount of the Company Capital Stock (whether or not outstanding, other than the grant or exercise of Company Options), whether by merger, consolidation, purchase of assets, tender offer, license or otherwise, or effect any such transaction (each, an “Acquisition Proposal”), (ii) disclose or furnish any information not customarily disclosed to any person concerning the business, technologies or properties of the Company or any of its Subsidiaries, or afford to any Person access to its properties, technologies, books or records, not customarily afforded such access, (iii) assist or cooperate with any Person to make any proposal to purchase all or any part of the Company Capital Stock or assets of the Company or any of its Subsidiaries, or (iv) enter into any Contract with any Person providing for the acquisition of the Company or any of its Subsidiaries (other than inventory in the ordinary course of business), whether by merger, purchase of assets, license, tender offer or otherwise.

(b) The Company shall, and shall cause its Subsidiaries and the Representatives of any of the foregoing to, immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (i), (iii) or (iv) of Section 5.3(a).

(c) In the event that the Company, its Subsidiaries or any Principal Stockholder, or any of the Company’s Affiliates shall receive any offer, proposal, or request, directly or indirectly, of the type referenced in clause (i), (iii), or (iv) of Section 5.3(a), or any request for disclosure or access as referenced in clause (ii) of Section 5.3(a), the Company shall (i) immediately suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (ii) immediately thereafter, notify Parent thereof, which notice shall contain (A) the pricing, terms, conditions and other material provisions of such proposed transaction, (B) the identity of the proposed party or parties to such proposed transaction, (C) a copy of the written agreement or other documentation setting forth the terms of the proposed transaction, and (D) such other information related thereto as Parent may reasonably request.

(d) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative, Affiliate or Subsidiary of the Company shall be deemed to be a breach of this Agreement by the Company.

5.4 Form of Financials; SAS 100 Review.. The Company shall use commercially reasonable best efforts to provide to Parent any changes to its Financials necessary to make such Financials comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. If requested in writing by Parent, the Company shall use commercially reasonable best efforts to have delivered to Parent a review (the “SAS 100 Review”) by Ernst & Young LLP, the Company’s independent auditors, of the Interim Financials in accordance with standards established by the American Institute of Certified Public Accountants under Statement on Auditing Standards No. 100. All out of pocket costs and expenses of the SAS 100 Review shall not constitute Change of Control Payments, Consent Fees, Third Party Expenses of the Company, or Excess Expenses and Fees, and will be paid by Parent or promptly reimbursed to the Company by Parent.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Required Shareholder Approval.

(a) The Company shall obtain the Required Stockholder Approval immediately after the execution of this Agreement. Promptly upon obtaining the Required Stockholder Approval, the Company shall prepare and, as soon as reasonably practicable, send to all Company Stockholders on the record date for the Stockholder Written Consents who did not execute a Stockholder Written Consent the notices required pursuant to Delaware Law. Such materials submitted to the Company Stockholders in connection with such Stockholder Written Consents shall be subject to review and comment by Parent and shall include an information statement regarding the Company, the terms of this Agreement and the Merger (the “Information Statement”). The Company shall deliver a copy of the Information Statement to the Stockholder Representative. Each party agrees that information supplied by such party for inclusion in the Information Statement will not, on the date the Information Statement is first sent or furnished to the Company Stockholders, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading. The parties shall update, amend and supplement the Information Statement from time to time as may be required by applicable Laws.

(b) The Company shall promptly submit for approval by the Company Stockholders by the requisite vote (and in a manner satisfactory to Parent) by such number of stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code any payments or benefits that may, separately or in the aggregate, constitute a “parachute payment” pursuant to Section 280G of the Code (without regard to Subsection (b)(4) thereof), which determination shall be made by the Company, subject to review and approval by Parent, such that all such payments and benefits shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code or shall be exempt from such treatment under such Section 280G, and deliver to Parent evidence satisfactory to Parent that a Company Stockholder vote was held in conformance with Section 280G and the regulations thereunder, or that such requisite Company Stockholder approval has not been obtained with respect to any payment or benefit that may be deemed to constitute a “parachute payment” within the meaning of Section 280G of the Code and as a consequence, that such “parachute payment” shall not be made or provided pursuant to the 280G Waiver described herein.

(c) The board of directors of the Company shall not alter, modify, change or revoke its unanimous approval of this Agreement, the Merger and the transactions contemplated hereby, including each of the matters set forth in Section 6.1(a) and the matters, if any, required pursuant to Section 6.1(b).

6.2 Access to Information. The Company shall provide Parent and its Representatives reasonable access to (a) all of the properties, books, Contracts, commitments and records of the Company and each of its Subsidiaries, including all Company Intellectual Property, (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of the Company and each of its Subsidiaries as Parent may reasonably request, and (c) all employees of the Company or any of its Subsidiaries as identified by Parent. The Company shall provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request; provided, however, that no information discovered through the access afforded by this Section 6.2 shall (x) limit or otherwise affect any remedies available to the party receiving such notice, (y) constitute an acknowledgment or admission of a breach of this Agreement, or (z) be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.3 Notification of Certain Matters. The Company shall give notice to Parent promptly following the Company obtaining Knowledge of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not (x) limit or otherwise affect any remedies available to the party receiving such notice, (y) constitute an acknowledgment or admission of a breach of this Agreement, or (z) be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.4 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.2 or pursuant to any notice provided under Section 6.3, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Reciprocal Confidentiality Agreement.

6.5 Public Disclosure. The Company shall not (and shall cause its Subsidiaries not to, and instruct the Representatives of any of the foregoing not to) issue any statement or communication to any third Person (other than their representatives that are bound by confidentiality restrictions and other than communications to Company Securityholders and with third parties to obtain the consents, waivers, approvals, terminations or other matters to the extent necessary to comply with the provisions of this Agreement or applicable Law) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Parent. Parent shall not issue any statement or communication to any third Person (other than its representatives that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without first consulting the Company, except that this restriction shall be subject to Parent’s and its Affiliates’ obligation to comply with applicable securities Laws and the rules of Nasdaq and the SWX Swiss Exchange. Notwithstanding anything herein to the contrary, following Closing the Stockholder Representative shall be permitted to publicly announce that it has been engaged to serve as the Stockholder Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein.

6.6 Commercially Reasonable Efforts to Complete. Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall use their respective commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated hereby, to satisfy all of the conditions to the obligations of the other parties hereto to effect the Merger, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, Parent and the Company shall make the initial filings required under the HSR Act within five (5) Business Days after the date hereof; and provided, further, that Parent shall not be required to agree to (a) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its Subsidiaries or Affiliates or of the Company, (b) the imposition of any limitation on the ability of Parent, its Subsidiaries or Affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company, or (c) the imposition of any impediment on Parent, its Subsidiaries or Affiliates or the Company under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (a), (b) or (c), an “Action of Divestiture”). Nothing herein shall require any party to litigate with any Governmental Entity.

6.7 Contract Consents, Amendments and Terminations.

(a) The Company shall (i) use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, all of which are required to be listed in Section 3.5 of the Disclosure Schedule, (ii) obtain all necessary consents, waivers and approvals of any parties to any Contracts listed on Schedule 7.2(g)(i) as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, so as to preserve all rights of, and benefits to, the Company or any of its Subsidiaries under such Contracts from and after the Effective Time and (iii) provide all notices required under any Contract in connection with the Merger, all of which such Contracts are listed on Schedule 7.2(g)(iii). Such consents, waivers, notices and approvals shall be in a form reasonably acceptable to Parent. The Company shall be responsible for any payments made, in its sole discretion, to the other parties to any Contract listed in Schedule 7.2(g)(i), including a lessor or licensor of any Leased Real Property, to obtain a consent, modification, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise in response to a notice or consent request regarding the Merger, the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract or the provision of additional security (including a guaranty) (the “Consent Fees”).

(b) The Company shall use commercially reasonable efforts to terminate each of the Contracts listed on Schedule 7.2(g)(ii) hereto (the “Terminated Agreements”), effective as of and contingent upon the Closing, including sending all required notices, such that each such Contract shall be of no further force or effect immediately following the Effective Time. Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and the Surviving Corporation will not incur any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Closing Date. The Company shall be responsible for making any payments required to terminate the Terminated Agreements (the “Termination Fees”).

6.8 Pre-Closing Employee Matters.

(a) The Company shall cause each person who becomes an employee of the Company or any of its Subsidiaries after the date hereof and prior to the Closing to enter into and execute, an Employee Proprietary Information Agreement on the Company’s standard form with the Company or its Subsidiaries enforceable and effective as of such employee’s first date of employment or service. The Company shall cause each Person who becomes a consultant or contractor of the Company or its Subsidiaries after the date hereof and prior to the Closing to enter into and execute, a Consultant Proprietary Information Agreement on the Company’s standard form with the Company or its Subsidiaries enforceable and effective as of such consultant or contractor’s first date of service.

(b) The Company shall, prior to the Closing, cause each officer and director of the Company, other than any such officer or director identified in writing by Parent to the Company prior to the Closing, to execute a resignation letter in the form attached hereto as Exhibit G (the “Director and Officer Resignation Letter”), effective as of the Effective Time.

6.9 Post-Closing Employee Matters.

(a) Parent or its Affiliates shall take such action as may be necessary so that as of the Closing Date the Continuing Employees are (i) provided annual base salaries, base wages, and aggregate potential annual incentive compensation opportunities (excluding employee benefits and equity compensation) that shall be substantially similar to such amounts immediately prior to the Closing; and (ii) provide employee benefits, plans and programs (excluding base salaries, base wages, incentive compensation, and such plans relating to equity-based compensation arrangements) which, in the aggregate, are substantially similar to those made available by the Company and its Subsidiaries to its Employees immediately prior to the Closing Date.

(b) To the extent not duplicative of benefits, for purposes of eligibility to participate, calculation of benefits and vesting in all benefits provided by Parent and/or the Surviving Corporation to Continuing Employees as of the Closing Date, such Continuing Employees will be credited with their years of benefits eligibility service with the Company and its Subsidiaries and any predecessors thereof to the extent such service with a predecessor was so recognized under analogous Company Employee Plans prior to the Closing Date. The eligibility of such Employee to participate in any welfare benefit plan or program of Parent and/or the Surviving Corporation shall not be subject to any exclusions for any pre-existing conditions if such individual had met the participation requirements of similar benefit plans and programs of the Company and its Subsidiaries prior to the Closing Date. Amounts paid before the Closing Date by such Continuing Employees under any health plans of the Company or its Subsidiaries shall, after the Closing Date, be taken into account in applying deductible and out-of-pocket limits applicable under the health plans of Parent and/or the Surviving Corporation to the same extent as if such amounts had, when paid, been paid under such health plans of Parent and/or the Surviving Corporation.

(c) Promptly after the Closing Date, Parent will establish a retention plan (the “Employee Retention Pool”) that will consist of a combination of approximately $9,000,000 in cash and approximately 800,000 total stock options to purchase Issuer Common Stock. The final allocation of the Employee Retention Pool between cash and stock options will be determined by the Company’s Chief Executive Officer within limits determined by Parent.

(d) No provision of this Section 6.9 is intended, or will be interpreted, to provide to nor create for any third-party beneficiary rights or any other rights of any kind in any shareholder, Employee or partner of any party hereto or any other Person including, but not limited to, any rights of employment for any specified period and/or any employee benefits, in favor of any Person, union, association, Continuing Employee, Key Employee, Employee, other employee or former employee, contractor or other entity, other than the parties hereto and their respective successors and permitted assigns, and all provisions of this Section 6.9 will be personal solely among the parties to this Agreement.

6.10 Termination of Certain Benefit Plans. Effective as of no later than the day immediately preceding the Closing Date, the Company and all ERISA Affiliates shall terminate the group severance, separation or salary continuation plans, programs or arrangements and the Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plans have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plans as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then such charges and/or fees shall be included in Third Party Expenses and shall be the responsibility of the Company, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent prior to the Closing Date.

6.11 Expenses and Fees. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (excluding Change of Control Payments and Consent Fees, “Third Party Expenses”), and all Change of Control Payments, shall be the obligation of the respective party incurring such fees and expenses. The Company shall provide Parent, prior to the Closing Date, with a statement showing, in reasonable detail, all of the following: (a) the amount of Third Party Expenses, Change of Control Payments, Consent Fees and Termination Fees incurred by the Company or any of its Subsidiaries as of the Closing Date; (b) the amount of Third Party Expenses and Change of Control Payments, Consent Fees and Termination Fees incurred by the Company or any of its Subsidiaries after, or payable by the Company or any of its Subsidiaries as of, September 30, 2009; (c) the portions of the amounts described in the foregoing clauses (a) and (b) that have been paid by the Company or any of its Subsidiaries prior to the Closing Date; and (d) the amount of Third Party Expenses, Change of Control Payments, Consent Fees and Termination Fees anticipated to be incurred by the Company or any of its Subsidiaries after the Closing Date pursuant to obligations incurred prior to the Closing Date, as estimated by the Company in good faith based on reasonable assumptions as of the Closing Date (the “Statement of Expenses”), and the Statement of Expenses shall be certified on behalf of the Company by the Company’s Chief Financial Officer as true and correct (or a good faith estimate, as applicable) as of the Closing Date. The Company and its Subsidiaries shall pay on or prior to the Closing Date all of its Third Party Expenses, Change of Control Payments and Change of Control Fees incurred on or prior to the Closing Date. Any of the Third Party Expenses, Change of Control Payments, Consent Fees or Termination Fees of the Company or any of its Subsidiaries that were incurred after, or payable as of, September 30, 2009 pursuant to obligations incurred prior to the Closing Date and are neither reflected in the calculation of the Aggregate Merger Consideration nor paid on or prior to the Closing Date (“Excess Expenses and Fees”) shall be paid out of the Escrow Amount.

6.12 Spreadsheet. The Company shall deliver to Parent a spreadsheet (the “Spreadsheet”) in a form reasonably acceptable to Parent, and which shall include, among other things, as of the Closing, (a) all Company Securityholders and their respective addresses as shown on the Company’s stock records, indicating whether such holder is an Employee, the number and type of shares of Company Capital Stock, Company Warrants, Company Restricted Stock or Company Options held by such Company Securityholder, the respective certificate numbers, the liquidation preference applicable to each share of Company Preferred Stock, the date of acquisition of such shares, the aggregate amount of Merger Consideration payable to each Company Securityholder, and the Pro Rata Portion applicable to each Company Securityholder, and (b) all holders of Company Options, Company Restricted Stock and Company Warrants and their respective addresses as shown on the Company’s records, whether each such holder is an Employee, the number of shares of Company Capital Stock underlying each such Company Option, Company Restricted Stock and Company Warrant, the grant dates of such Company Options, Company Restricted Stock and Company Warrants and the vesting arrangement with respect to such Company Options, Company Restricted Stock and Company Warrants and indicating, with respect to each Company Option, whether such Company Options are incentive stock options or non-qualified stock options. The Company shall deliver the Spreadsheet to Parent and the Stockholder Representative at least two (2) Business Days prior to the Closing Date.

6.13 Release of Liens. The Company shall either (a) file, or shall have filed, all Contracts, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, or (b) deliver, or have delivered, to Parent a pay off letter from the applicable holder of Indebtedness in form reasonably satisfactory to Parent setting forth (i) the amounts required to pay off in full at the Closing the Indebtedness owing to such creditor (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) and (ii) the commitment of such creditor to deliver or file all documents, within a designated time period promptly after the Closing Date, in each case that are necessary or appropriate to effect the release of all Liens set forth in Schedule 6.13.

6.14 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent certifying the interests in the Company are not U.S. real property interests for purposes of satisfying Parent’s obligations under Treasury Regulations Section 1.1445-2(c)(3) together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company after the Closing.

6.15 Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

6.16 Indemnification of Officers, Directors, Employees and Agents

(a) From and after the Effective Time and for a period of six (6) years thereafter, Parent shall, or shall cause the Surviving Corporation to, honor and fulfill all of the obligations of the Company and its Subsidiaries under each Contract relating to the indemnification, exculpation, holding harmless or paying of expenses (each, a “D&O Indemnification Agreement”) in effect as of the date hereof and listed on Schedule 6.16 with each Person who is now, or has been at any time prior to the date hereof, a director, officer, employee, controlling Person or agent of the Company or any of its Subsidiaries (the “D&O Indemnified Persons”).

(b) For a period of six (6) years from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, honor and fulfill all of the rights of the D&O Indemnified Persons under the Charter Documents and the equivalent charter documents of each Subsidiary of the Company as such documents are in effect as of immediately prior to the Effective Time and as if such documents were in effect in such manner for such six (6) year period, regardless of any amendment, repeal or other modification thereof at or after the Effective Time.

(c) For a period of six (6) years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain in effect, if available, directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy in an amount and on terms no less advantageous, when taken on a whole, to those applicable to the current directors and officers of the Company; provided, however, Parent may fulfill its obligations under this Section 6.16(b) by purchasing either an endorsement under Parent’s directors’ and officers’ liability insurance policy or a “tail” policy under the Company’s existing directors’ and officers’ insurance policy, in either case which (i) has an effective term of six years from the Effective Time, (ii) covers only those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date of this Agreement and only for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions (including, without limitation, coverage amounts) that are no less advantageous, when taken as a whole, to those applicable to the current directors and officers of the Company, provided, further, that in no event shall Parent or the Surviving Corporation be required to expend aggregate premiums for any such coverage in excess of 300% of the annual premium currently paid by the Company under its directors’ and officer’s liability insurance policy in effect as of the date of this Agreement, and if the cost for any such coverage is in excess of such amount, Parent or the Surviving Corporation shall only be required to maintain such coverage as is available for such amount.

(d) If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns or transferees of Parent assume, as a matter of Law or otherwise, the obligations set forth in this Section 6.16.

(e) The provisions of this Section 6.16 are intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Person, his or her heirs and his or her representatives.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. The Required Stockholder Approval shall have been obtained.

(b) Antitrust Approvals. (i) All waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement under any applicable antitrust or competition Laws shall have terminated or expired, (ii) all clearances, consents, approvals, authorizations, judgments, orders and decrees applicable to the transactions contemplated by this Agreement which are required under any applicable antitrust or competition Laws shall have been received, and (iii) all Governmental Entities that have the authority to enforce any such applicable antitrust or competition Laws shall have approved, cleared or decided neither to initiate proceedings or otherwise intervene in respect of the transactions contemplated by this Agreement.

(c) No Order; Injunctions; Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(d) Other Governmental Approval. All consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from any Governmental Entity in connection with the execution and delivery of this Agreement and the transactions contemplated hereby shall have been obtained.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a) Representations, Warranties and Covenants. (i)(A) The representations and warranties of the Company in Sections 3.2(a), 3.2(b), 3.2(c), the first three (3) sentences of Section 3.2(d), the first three (3) sentences and the last sentence of Section 3.2(f), Section 3.2(g) and Section 3.4 shall have been true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Company as of a specified date, which shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) as of such date), and (B) all other representations and warranties of the Company in this Agreement shall have been true and correct in all respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) on the date they were made and shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Company as of a specified date, which shall be true and correct in all respects as of such date), except in each case for breaches and inaccuracies that would not, individually or in the aggregate, have a Company Material Adverse Effect, and (ii) the Company shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by the Company as of the Closing.

(b) No Material Adverse Effect. There shall not have occurred any event or condition of any kind or character that has had or would, individually or in the aggregate, have a Company Material Adverse Effect.

(c) 280G Stockholder Approval. Each Person who might receive any payments and/or benefits referred to in Section 6.1(b) shall have executed and delivered to the Company a 280G Waiver, and such 280G Waiver shall be in effect immediately prior to the Effective Time. With respect to any payments and/or benefits that Parent determines may constitute “parachute payments” under Section 280G of the Code (without regard to Subsection (b)(4) thereof) with respect to any Employees, the stockholders of the Company shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner, and Parent and its Subsidiaries shall not have any liabilities with respect to such “parachute payments.”

(d) Dissenters Rights. Company Stockholders holding no more than five (5%) percent of the total outstanding shares of Company Capital Stock shall have perfected, or continue to have a right to exercise, appraisal, dissenter’s or other similar rights under applicable Law with respect to their Company Capital Stock by virtue of the Merger.

(e) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their respective officers, directors, Affiliates or Subsidiaries (i) by any Person arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement, or (ii) by any Governmental Entity arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.

(f) Exercise or Termination of Company Warrants. All Company Warrants shall have been either (i) exercised by the holder(s) of such Company Warrants in full or (ii) to the extent not exercised in full, terminated or cancelled as of immediately prior to the Effective Time either pursuant to their own terms or pursuant to a Contract with the holder(s) thereof, and the Company shall have delivered to Parent written evidence of such exercise, termination or cancellation.

(g) Third Party Contracts.

(i) The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Contract set forth on Schedule 7.2(g)(i) hereto.

(ii) The Company shall have terminated each of those Contracts set forth on Schedule 7.2(g)(ii) hereto.

(iii) The Company shall have sent the notices set forth on Schedule 7.2(g)(iii) hereto.

(h) New Employment Arrangements. None of the Critical Employees shall have ceased to be employed by, or expressed an intention to terminate their employment with, the Company, expressed an intention not to accept employment with Parent or the Surviving Corporation or repudiated their Critical Employee Retention Agreement.

(i) Continuing Key Employees. At least seventy-five percent (75%) of the Key Employees shall be employees of the Company immediately prior to the Effective Time.

(j) Statement of Expenses and Spreadsheet. Parent shall have received the Statement of Expenses and the Spreadsheet.

(k) Certificate of the Company. Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer and Chief Financial Officer of the Company for and on the Company’s behalf, certifying the matters set forth in Sections 7.2(a)(i), and 7.2(b) and the completeness and correctness of the Spreadsheet by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing Date.

7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Merger Sub in this Agreement shall have been true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) when made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of Parent and Merger Sub as of a specified date, which shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) as of such date), except in each case for breaches and inaccuracies that would not reasonably be expected, individually or in the aggregate, to materially adversely affect the ability of the parties hereto to consummate the Merger; and (ii) each of Parent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.

(b) Certificate of Parent. Company shall have received a certificate executed on behalf of Parent by an officer for and on its behalf to the effect that, as of the Closing:

(i) all representations and warranties made by Parent and Merger Sub in this Agreement were true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of Parent and Merger Sub as of a specified date, which were true and correct (without giving effect to any limitation as to “materiality” set forth therein) as of such date); and

(ii) Parent and Merger Sub have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed or complied with by such parties as of the Closing.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION; ESCROW ARRANGEMENTS

8.1 Survival.

(a) The representations and warranties of the Company set forth in this Agreement, or in any certificate or other instrument required to be delivered pursuant to this Agreement, shall survive the Closing and the Effective Time until the date that is twelve (12) calendar months after the Closing Date; provided, however, that in the event of fraud or willful misrepresentation on the part of the Company of a representation or warranty, such representation or warranty shall survive indefinitely; and provided, further, that notwithstanding the foregoing, (i) the representations and warranties of the Company set forth in Section 3.12 (Tax Matters) and Section 3.15 (Intellectual Property) shall survive the Closing and the Effective Time until the date that is eighteen (18) calendar months after the Closing Date, and (ii) the representations and warranties of the Company set forth in Section 3.2 (Company Capital Structure), Section 3.4 (Authority), the first sentence of Section 3.22 (Brokers’ and Finders’ Fees) and the first sentence of Section 3.29 (No Indebtedness) (the representations and warranties referenced in the foregoing clause (ii) being referred to herein, collectively, as the “Specified Representations”) shall survive the Closing and the Effective Time until the expiration of the statutes of limitations (including extensions thereof) applicable to the matters referenced therein. The applicable periods referenced in this Section 8.1 shall be referred to, collectively, as the “Expiration Date” and each applicable period as the “Applicable Expiration Date.”

(b) The representations and warranties of Parent and Merger Sub set forth in this Agreement, or in any certificate or other instrument required to be delivered pursuant to this Agreement, shall not survive the Closing and the Effective Time.

(c) The agreements, covenants and other obligations of the parties hereto shall survive the Closing and the Effective Time in accordance with their respective terms.

(d) It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Section 8.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 8.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

8.2 Indemnification.

(a) From and after the Effective Time, the Company Securityholders (each, also an “Indemnifying Party”) shall severally (in accordance with their Pro Rata Portions) and not jointly indemnify, defend, hold harmless, pay and reimburse Parent and its directors, officers and other employees, Affiliates, agents and other representatives, including the Surviving Corporation (each, also an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against all claims, losses, liabilities, damages, deficiencies, diminution in value, lost profits, costs, interest, awards, judgments, Taxes, penalties and expenses, including attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) paid, suffered, incurred or sustained by the Indemnified Parties, or any of them, directly or indirectly, as a result of, arising out of or in connection with: (i) (A) any inaccuracies or misrepresentations in, or breaches of, any representation or warranty of the Company set forth in this Agreement as of the date of this Agreement, and (B) any inaccuracies or misrepresentations in, or breaches of, any representation or warranty of the Company set forth in this Agreement, or in the certificates delivered by the Company pursuant to Section 7.2(k), as of the Closing Date as if such representations and warranties had been made at and as of the Closing (other than the representations and warranties of the Company as of a specified date, the inaccuracy, misrepresentation or breach of which shall be measured as of such date); (ii) any failure by the Company to perform or comply with any covenant applicable to it contained in this Agreement and to be performed by the Company prior to the Effective Time; (iii) any fraud or willful misrepresentation on the part of the Company with respect to this Agreement or any certificates or other instruments required to be delivered pursuant to this Agreement; (iv) any Dissenting Share Payments; and (v) any Excess Expenses and Fees. The Indemnifying Parties (including any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement of expenses from the Surviving Corporation or Parent with respect to any Loss payable by such Indemnifying Party.

(b) For the purpose of this Article VIII, when determining the amount of Losses paid, sustained, suffered or incurred as a result of, arising out of, or in connection with, as applicable (i) any inaccuracy or misrepresentation in, or any breach of, any representation or warranty of an Indemnifying Party set forth in this Agreement or in any certificate delivered by an Indemnifying Party pursuant to Section 7.2(k), whether as of the date hereof or as of the Closing Date, or (ii) any breach or non-fulfillment of any covenant or other agreement of an Indemnifying Party set forth in this Agreement (but not when determining whether any inaccuracy, misrepresentation, breach or non-fulfillment has occurred with respect thereto), any representation, warranty, agreement or covenant given or made by an Indemnifying Party that is qualified in scope as to materiality or a “Company Material Adverse Effect” shall be deemed to be made or given without such materiality qualification or qualification as to a “Company Material Adverse Effect.”

(c) Notwithstanding anything to the contrary set forth in this Agreement, any Person committing fraud or any willful misrepresentation with respect to this Agreement, in any Related Agreement, or in any certificate or other instrument required to be delivered pursuant to this Agreement shall be liable for, and shall indemnify and hold the Indemnified Parties harmless for, any Losses paid, suffered, incurred or sustained by the Indemnified Parties, or any of them, directly or indirectly, as a result of, arising out of or in connection with such fraud or willful misrepresentation committed by such Person.

(d) Nothing in the Agreement shall limit the right of any Indemnified Parties to pursue remedies under any Related Agreement against the parties thereto.

(e) In computing the amount of any Losses for purposes of determining the liability of any Indemnifying Party, (i) the amount of any insurance proceeds actually received by any Indemnified Parties, less any deductibles or other similar retention amounts and any reasonably foreseeable premium increases, shall be deducted from such Losses; (ii) the amount of recoveries from any third party actually received by any Indemnified Party, less out of pocket fees and expenses incurred by such Indemnified Party in recovering such amounts, shall be deducted from such Losses; (iii) the amount of any cash Tax benefit actually recognized by the Indemnified Party arising from the incurrence or payment of any such Losses in the first year in which such Losses are reflected in the Indemnified Party’s Tax returns shall be deducted from such Losses; and (iv) the amount of any punitive or exemplary damages shall not be included in Losses, except to the extent such punitive or exemplary damages are payable by the Indemnified Person to a third party pursuant to a Third Party Claim.

(f) In connection with any Losses for which an Indemnified Party may seek indemnification, such Indemnified Person shall submit a claim in respect of such Losses under any applicable insurance policy, to the extent the amount of such Losses would exceed any applicable deductible or similar retention amounts (it being acknowledged and agreed that nothing herein shall be deemed to impede any right of subrogation that any insurer may have in respect of such Losses) and if the Indemnified Party receives any such amounts subsequent to an indemnification payment by the Indemnifying Party (for which the indemnified Losses were not reduced by such amounts), then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made by such Indemnifying Party in connection with providing such indemnification payment up to the above amounts so received by the Indemnified Party.

8.3 Indemnification Limitations. Subject to Section 8.4(b):

(a) With respect to Section 8.2(a), (i) (x) in the case of any indemnification claim resulting from, arising out of or in connection with any inaccuracies or misrepresentations in, or breaches of, any of the Specified Representations, from and after the Effective Time, (y) in the case of any indemnification claim resulting from, arising out of or in connection with Section 8.2(a)(ii) based on a willful or Knowing failure by the Company, or (z) in the case of any indemnification claim resulting from, arising out of or in connection with clause (iii) through clause (v), inclusive, of Section 8.2(a), the Indemnifying Parties shall not be obligated to indemnify the Indemnified Parties for any amounts in excess of the aggregate Merger Consideration actually paid by Parent to such Indemnifying Party, or (ii) in the case of indemnification for all other claims under Section 8.2(a), the Indemnifying Parties shall not be obligated to indemnify the Indemnified Parties in excess of any amounts then held in the Escrow Fund.

(b) With respect to Section 8.2(a)(i) (other than the Specified Representations) or Section 8.2(a)(ii) (other than a claim based on a willful or Knowing failure by the Company), no Indemnifying Party shall be required to indemnify any Indemnified Parties hereunder until such time as the aggregate amount of Losses for which the Indemnified Parties are entitled to indemnification pursuant to this Agreement exceeds $1,000,000, at which time the Indemnifying Parties shall be obligated to indemnify the Indemnified Parties for the full amount of all such Losses (including the $1,000,000 referred to in this section), subject to the limitations set forth in this Article VIII.

(c) The Indemnifying Parties shall not be obligated to indemnify the Indemnified Parties pursuant to clause (i) of Section 8.2(a) (but specifically excluding clause (ii) through clause (v), inclusive, of Section 8.2(a)) for any indemnification claim that is made after the Applicable Expiration Date of the representation and warranty that forms the basis for such indemnification claim; provided, however, that such indemnification obligations shall not terminate with respect to any item as to which any Indemnified Parties shall have, before the Applicable Expiration Date of the representation and warranty that forms the basis for such indemnification claim, previously made a bona fide claim by validly delivering a Claim Certificate of such indemnification claim pursuant to this Article VIII.

(d) Each of Parent and Merger Sub acknowledges and agrees that, from and after the Effective Time, notwithstanding any other provision of this Agreement to the contrary (but subject to Section 8.2(c) and Section 8.4(b)), (i) the sole and exclusive remedy of the Indemnified Parties with respect to claims for Losses or otherwise in connection with, arising out of or resulting from the matters set forth in Section 8.2(a) will be in accordance with, and limited solely to indemnification under, the provisions of this Article VIII, and (ii) Parent and Merger Sub each hereby release, acquit and discharge forever any and all claims and remedies that the Indemnified Parties may have against the Company and the Company Securityholders under applicable Laws, including Environmental Laws, and agrees to rely solely and exclusively on this Article VIII to remedy any Losses incurred pursuant to any of the matters set forth in Section 8.2(a).

(e) From and after the Effective Time, except for any indemnification claims resulting from, arising out of or in connection with the matters described in clauses (x) through (z), inclusive, of Section 8.3(a)(i), each of Parent and Merger Sub further acknowledges and agrees that the Escrow Fund shall be the sole and exclusive source of funds for satisfaction of all claims by Indemnified Parties for Losses or otherwise in connection with, arising out of or resulting from the matters set forth in Section 8.2(a).

8.4 No Other Indemnification Limitations.

(a) Nothing in this Agreement shall limit the liability of the Company for any breach of any representation, warranty or covenant set forth in this Agreement, any Related Agreements or in any certificates or other instruments required to be delivered pursuant to this Agreement if the Merger is not consummated.

(b) Notwithstanding anything to the contrary set forth in this Agreement, nothing herein shall limit the liability of an Indemnifying Party in respect of Losses arising out of any fraud or any willful misrepresentation with respect to this Agreement, in any Related Agreement, or in any certificate or other instrument required to be delivered pursuant to this Agreement on the part of the Indemnifying Party.

(c) Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree and acknowledge that any Indemnified Parties may bring a claim for indemnification for any Loss under this Article VIII notwithstanding the fact that such Indemnified Parties had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

(d) Notwithstanding anything to the contrary set forth in this Agreement, nothing shall prohibit Parent from seeking and obtaining recourse against any Company Securityholder in the event that Parent issues more than the portion of the Merger Consideration to which such Company Securityholder is entitled pursuant to Article II.

(e) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the rights of any party hereto to apply for equitable remedies to enforce the other party or parties’ obligations hereunder.

8.5 Indemnification Claims Procedures.

(a) With respect to Section 8.2(a), any Indemnified Parties may make an indemnification claim pursuant to Section 8.2(a) by delivering a certificate (a “Claim Certificate”) to the Stockholder Representative, with a copy to the Escrow Agent (if and to the extent that the Indemnified Parties are seeking recourse against the Escrow Fund), and/or to one or more Company Securityholders (if and to the extent that the Indemnified Parties are seeking recourse directly against any such Company Securityholders and any of such parties also being referred to herein as the “Indemnifying Party”), promptly after becoming aware of such claim (i) stating that such Indemnified Parties have paid, sustained, suffered or incurred (or reasonably anticipate that they will have to pay, sustain, suffer or incur Losses, and (ii) specifying in reasonable detail the Losses included in the amount so stated, if available, the date each such item was paid, sustained, suffered or incurred, if applicable, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless and to the extent that the resulting delay adversely prejudices the position of the Indemnifying Party with respect to such claim.

(b) Following its receipt of a Claim Certificate, the Indemnifying Party or Parties (as a single group, if applicable) shall have thirty (30) calendar days to object to any item(s) or amount(s) set forth therein by delivering written notice thereof (an “Objection Notice”) to the Indemnified Parties submitting such Claim Certificate at the addresses of such Indemnified Parties set forth in such Claim Certificate, with a copy to the Escrow Agent (if and to the extent that the Indemnified Parties are seeking recourse against the Escrow Fund in connection with Section 8.2(a)). In the event that the Indemnifying Party or Parties (as a single group, if applicable) shall fail to object, pursuant to this Section 8.5(b), to any item or amount set forth in an Claim Certificate within the foregoing thirty (30) calendar day period, the Indemnifying Party or Parties (as a single group, if applicable) shall be deemed to have irrevocably agreed and consented to each such item or amount. With respect to claims against the Escrow Fund, upon the expiration of such thirty (30) day calendar day period, the Escrow Agent shall promptly release from the Escrow Fund and deliver to any Indemnified Parties that have previously delivered the Claim Certificate only an amount of cash equal to any item(s) and amount(s) that the Indemnifying Party is deemed to have accepted pursuant to this Section 8.5(b).

(c) In the event that an Indemnifying Party or Parties (as a single group, if applicable) shall object, pursuant to Section 8.5(b), to any item(s) or amount(s) set forth in any Claim Certificate, the Indemnifying Party or Parties (as a single group, if applicable) and the Indemnified Parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnifying Party or Parties (as a single group, if applicable) and the Indemnified Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms hereof.

(d) If no such agreement can be reached after good faith negotiation and prior to thirty (30) calendar days after delivery of an Objection Notice, either the Indemnifying Party or Parties (as a single group, if applicable) or the Indemnified Parties may pursue the remedies available under this Agreement.

8.6 Third-Party Claims.

(a) In the event that any Indemnified Parties become aware of a third party claim (a “Third Party Claim”) which such Indemnified Parties reasonably believe may result in an indemnification claim pursuant to this Article VIII, such Indemnified Parties shall notify the Stockholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) of such claim, and such notice shall describe the Third Party Claim in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Losses that has been or may be suffered. The failure of the Indemnified Person to exercise promptness in such notification shall not amount to a waiver of such claim unless and to the extent that the resulting delay materially and adversely prejudices the position of the Indemnifying Party with respect to such claim.

(b) The Indemnifying Parties shall be, subject to the limitations set forth in this Section 8.6, entitled to assume control of and appoint lead counsel for such defense if the Indemnifying Parties (or the Stockholder Representative on their behalf) irrevocably admit to the Indemnified Parties in writing their obligation to indemnify the Indemnified Parties for all Losses relating to such Third Party Claim; provided, that the Indemnifying Parties shall not have the right to assume control of the defense of any Third Party Claim (i) to the extent that such Third Party Claim seeks to obtain an injunction, restraining order, declaratory relief or other non-monetary relief against the Indemnified Party which, if successful, would significantly adversely affect the reputation, business, operations, assets, or financial condition of the Indemnified Party or asserts a claim, which if successful, would be an inaccuracy or misrepresentation in, or breach of, the representations and warranties of the Company set forth in Section 3.15 (Intellectual Property) of this Agreement, (ii) if the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Parties and the Indemnifying Parties and the former shall have been advised in writing by counsel (with a copy to the Indemnifying Parties) that there are one or more legal or equitable defenses available to them that are different from or additional to those available to Indemnifying Persons, (iii) that is subject to the limitation set forth in Section 8.3(b) and asserts an amount of Losses which, when taken together with all other Losses suffered by the Indemnified Parties for which the Indemnified Parties were not entitled to indemnification by reason of Section 8.3(b), does not exceed $1,000,000, (iv) that could reasonably be expected to result in Losses which, when taken together with all amounts paid to the Indemnified Parties for resolved indemnification claims pursuant to this Agreement and the maximum aggregate amount of potential Losses in all other unresolved indemnification claims pursuant to this Agreement exceed the Escrow Amount, (v) that involves a Person that is a significant, then current supplier or significant, then current customer of the Company or any of its Subsidiaries if in the reasonable judgment of the Indemnified Parties (which may be asserted at any time) the Indemnifying Parties’ defense thereof could reasonably be expected to have a significant adverse effect on the Indemnified Parties’ relationship with such supplier or customer, or (vi) that relates to Taxes; provided, further, that to exercise such rights the Indemnifying Party must give notice to the Indemnified Party within thirty (30) days after receipt of any such notice whether it is assuming control of and appointing lead counsel for such defense. If the Indemnifying Party does not give such notice within such thirty (30) day period, then the Indemnified Party shall have the right to assume control of the defense thereof.

(c) If the Indemnifying Party shall assume the control of the defense of the Third Party Claim in accordance with the provisions of this Section 8.6, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement, compromise, admission or acknowledgement of the validity of such Third Party Claim (which consent shall not be unreasonably withheld, conditioned or delayed if the settlement unconditionally releases the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim and does not impose any injunctive or other equitable relief against the Indemnified Party) and (ii) the Indemnified Parties shall be entitled to participate in the defense of such Third Party Claim and to employ one separate counsel of their choice for such purpose.

(d) The parties hereby acknowledge and agree that Schedule 8.6(d) is incorporated by reference herein.

(e) Except as set forth on Schedule 8.6(d), each party shall cooperate, and cause their respective Affiliates to cooperate in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony (subject to any applicable confidentiality agreement), and attend such conferences, discovery proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith.

8.7 Escrow Arrangements.

(a) Escrow Fund. By virtue of this Agreement and as partial security for the Indemnified Parties under Section 8.2(a), at the Effective Time, Parent shall deposit with the Escrow Agent the Escrow Amount, such deposit of the Escrow Amount to constitute an escrow fund to be governed by the terms set forth herein. The Escrow Amount (plus any interest paid on such Escrow Amount) (collectively, the “Escrow Fund”) shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under Section 8.2(a); provided, however, that any remaining portion of the Escrow Fund from and after the Interim Escrow Disbursement Date shall be available to compensate the Indemnified Parties for (x) any claims related to Taxes or Intellectual Property and (y) any Unresolved Claims as of the Interim Escrow Disbursement Date, in either case, by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under Section 8.2(a), and shall not be available to compensate the Indemnified Parties for any other matter or claim. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

(b) Distribution of Escrow Fund. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., California time, on the date two (2) Business Days following eighteen (18) calendar months following the Closing Date (the “Escrow Period”), and the Escrow Agent shall distribute the funds in the Escrow Fund (i) first, to the Stockholder Representative for any outstanding Stockholder Representative Expenses to the extent that the Expense Fund Amount is not available, and (ii) second, to the Company Securityholders; provided, however, that the Escrow Fund shall not terminate with respect to any amount in respect of any unsatisfied claims specified in any Claims Certificate in connection with Section 8.2(a) (“Unresolved Claims”) delivered prior to the Escrow Period termination date with respect to facts and circumstances existing prior to the Expiration Date, and any such amount shall not be distributed to the Company Securityholders at such time; provided, further, that on the date two (2) Business Days following twelve (12) calendar months following the Closing Date (the “Interim Escrow Disbursement Date”), the Escrow Agent shall distribute (i) first, to the Stockholder Representative for any outstanding Stockholder Representative Expenses to the extent that the Expense Fund Amount is not available, and (ii) second, to the Company Securityholders an amount of funds in the Escrow Fund equal to Eighteen Million Five Hundred Thousand Dollars ($18,500,000) minus the aggregate amount released from the Escrow Fund and delivered to any Indemnified Parties in respect of Claim Certificates prior to the Interim Escrow Disbursement Date minus the aggregate amount of all Unresolved Claims as of the Interim Escrow Disbursement Date. As soon as any Unresolved Claim prior to the Interim Escrow Disbursement Date has been resolved, the Escrow Agent shall deliver the remaining portion of the Escrow Fund, if any, that was held back as of the Interim Escrow Disbursement Date to satisfy such Unresolved Claim, (i) first, to the Stockholder Representative for any outstanding Stockholder Representative Expenses to the extent that the Expense Fund Amount is not available, and (ii) second, to the Company Securityholders. As soon as any Unresolved Claim has been resolved after the Escrow Period termination date, the Escrow Agent shall deliver the remaining portion of the Escrow Fund, if any, not required to satisfy such Unresolved Claim, (i) first, to the Stockholder Representative for any outstanding Stockholder Representative Expenses (as defined below) to the extent that the Expense Fund Amount is not available, and (ii) second, to the Company Securityholders. Deliveries of the Escrow Amount out of the

Escrow Fund to the Company Securityholders pursuant to this Section 8.7 shall be made in proportion to their respective Pro Rata Portions, with the amount delivered to each Company Securityholders rounded to the nearest one hundredth (0.01) (with amounts 0.005 and above rounded up), which amount shall be reflected in a spreadsheet to be delivered by the Stockholder Representative prior to the applicable disbursement date. Notwithstanding anything to the contrary contained herein, the Escrow Agent shall be entitled to deduct and withhold from any Escrow Amount payable pursuant to this Agreement to any Company Securityholder such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. tax Law or under any applicable legal requirement. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid.

(c) Protection of Escrow Fund.

(i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article VIII and Section 2.9.

The cash portion of the Escrow Amount shall be invested in a business money market account of the Escrow Agent and any interest paid on such Escrow Amount shall be added to the Escrow Fund and become a part thereof and available for satisfaction of claims. For tax reporting and withholding purposes, the Escrow Fund shall be treated as owned by Parent, and each Company Securityholder shall be treated as having received as interest on the deferred portion of the Merger Consideration and contributed to the Escrow Fund income earned on such Company Securityholder’s Pro Rata Portion of the Escrow Fund, and shall be liable and responsible for any Taxes due with respect to such income. The parties acknowledge and agree that any amount distributed from the Escrow Fund to the Company Securityholders shall be treated as a payment of additional Merger Consideration in respect of the disposition of Company Capital Stock to which the installment sale provisions of section 453 of the Code and the unstated interest provisions of section 483 or 1274 of the Code apply.

(ii) Each Company Securityholder shall provide any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar form requested by the Escrow Agent.

(d) Escrow Agent’s Duties.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are jointly signed by an officer of Parent and the Stockholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

(ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of Law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court, awards of arbitrators and joint written instructions of Parent and the Stockholder

Representative. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, award of arbitrator or instructions, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment, decree or award being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Amount and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Funds held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Company Securityholders on the basis of the Company Securityholders’ respective Pro Rata Portions; provided, however, that in the event any Company Securityholder fails to timely pay his or her Pro Rata Portion of the Agent Interpleader Expenses, the parties agree that Parent may at its option pay such Company Securityholder’s Pro Rata Portion of the Agent Interpleader Expenses and recover an amount equal from such Company Securityholder’s Pro Rata Portion of the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, other than those arising out of the negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Company Securityholders on the basis of the Company Securityholders’ respective Pro Rata Portions; provided, however, that in the event any Company Securityholder fails to timely pay his or her Pro Rata Portion of the Agent Indemnification Expenses, the parties agree that Parent may at its option pay such Company Securityholder’s Pro Rata Portion of the Agent Indemnification Expenses and recover an amount equal from such Company Securityholder’s Pro Rata Portion of the Escrow Fund.

(viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Parent; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent by Parent. The successor escrow agent shall execute and deliver an instrument accepting such appointment, and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(e) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid fifty percent (50%) by Parent and fifty percent (50%) out of the Escrow Fund in accordance with the standard fee schedule of the Escrow Agent attached hereto as Exhibit H. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been jointly requested by an officer of Parent and the Stockholder Representative, or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, and expenses occasioned by such default, delay, controversy or litigation.

(f) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

8.8 Stockholder Representative.

(a) By virtue of the approval of the Merger and this Agreement by the Company Securityholders and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each of the Company Securityholders shall be deemed to have agreed to appoint Shareholder Representative Services LLC, a Colorado limited liability company, as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Company Securityholders to give and receive notices and communications, to authorize payment to any Indemnified Parties from the Escrow Fund in satisfaction of claims by such Indemnified Parties pursuant to Section 8.1(a), to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Parties against any Company Securityholder or by any such Company Securityholder against any Indemnified Parties or any dispute between any Indemnified Parties and any such Company Stockholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. The Stockholder Representative may resign or such agency may be changed by the Company Securityholders from time to time upon not less than ten (10) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a majority of the Company Capital Stock immediately prior to the Effective Time agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, a vacancy in the position of Stockholder Representative may be filled by the holders of a majority of the Company Capital Stock immediately prior to the Effective Time. No bond shall be required of the Stockholder Representative and the Stockholder Representative shall not receive any compensation for its services other than pursuant to the terms of the Stockholder Representative Agreement entered into between Shareholder Representative Services LLC, the Company and certain of the Company’s stockholders on or about the date hereof. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Company Securityholders. Each Company Securityholder hereby agrees to receive correspondence from the Stockholder Representative.

(b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative without gross negligence or bad faith. The Company Securityholders shall jointly and severally indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative (“Stockholder Representative Expenses”). The Stockholder Representative shall have the right to recover Stockholder Representative Expenses from the Expense Fund Amount as such expenses arise and, to the extent that the Expense Fund Amount has been depleted, if then available after satisfaction of all claims of Indemnified Parties, the Stockholder Representative shall have the right to recover Stockholder Representative Expenses from the Escrow Fund prior to any distribution to the Company Securityholders, and prior to any such distribution, shall deliver to the Escrow Agent or Parent, as the case may be, a certificate setting forth the Stockholder Representative Expenses actually incurred. A decision, act, consent or instruction of the Stockholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 9.4 and Section 9.5, shall constitute a decision of the Company Securityholders and shall be final, binding and conclusive upon the Company Securityholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Company Securityholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

(c) The Stockholder Representative shall hold the Expense Fund Amount for the purpose of paying fees and satisfying expenses of the Stockholder Representative incurred in connection with the discharge of its duties under this Agreement, including the costs and expenses incurred by the Stockholder Representative in defending again any claim or liability in performing its duties on behalf of the Company Securityholders. If any of the Expense Fund Amount remains after the Stockholder Representative has discharged its duties under this Agreement (the “Expense Fund Surplus”), the Stockholder Representative shall deliver such Expense Fund Surplus to the Paying Agent and the Paying Agent shall pay to each Company Securityholder an amount of the Expense Fund Surplus in proportion to their respective Pro Rata Portions, with the amount delivered to each Company Securityholder rounded to the nearest one hundredth (0.01) (with amounts 0.005 and above rounded up)

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Except as provided in Section 9.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by mutual agreement of Parent and the Company;

(b) by Parent or the Company, if the Closing Date shall not have occurred by April 30, 2010; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes material breach of this Agreement;

(c) by Parent or the Company, if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered, or threatens to enact, issue, promulgate, enforce or enter any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal;

(d) by Parent, if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, that would constitute an Action of Divestiture;

(e) by Parent, if there shall have occurred any event or condition of any kind or character that has had or would, either individually or in the aggregate with all such other events or conditions, have a Company Material Adverse Effect;

(f) by Parent, if Parent is not in material breach of any of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that the conditions set forth in Section 7.2(a) would not be satisfied, and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(g) by the Company, if the Company is not in material breach of any of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent and Merger Sub set forth in this Agreement such that the conditions set forth in Section 7.3(a) would not be satisfied, and such breach has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or any of their respective directors, officers or other employees, or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement that occurred prior to its termination; and provided further, however, that, the provisions of Section 6.4 (Confidentiality), Section 6.5 (Public Disclosure), Section 6.11 (Expenses) and Article X (General Provisions) and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX.

9.3 Return of Information. Within ten (10) Business Days following termination of this Agreement in accordance with Section 9.1, Parent shall, and shall cause Issuer, Merger Sub and their respective Affiliates and representatives to, return to the Company, or destroy, all confidential information (as defined in the Reciprocal Confidentiality Agreement) furnished or made available to Parent and Merger Sub and their respective Affiliates and representatives by or on behalf of the Company, and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by Parent, Issuer or Merger Subsidiary or any of their respective Affiliates or representatives (including electronic copies thereof) that refer to, relate to, discuss or contain, or are based on, in whole or in part, any such information. Parent shall deliver a certificate signed by an authorized officer, which certificate shall provide evidence reasonably substantiating the return or destruction of the Information as required under this Section 9.3.

9.4 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 9.4, the Company Securityholders agree that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Company Securityholders whether or not they have signed such amendment.

9.5 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.5, the Company Securityholders agree that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Company Securityholders whether or not they have signed such extension or waiver.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)	If to Parent, Merger Sub or the Company (after the Closing), to:

Logitech, Inc.

6505 Kaiser Drive

Fremont, California 94555

Attention: Catherine Valentine, Esq.

Facsimile No.: (510) 795-7496

with a copy to:

Agora Acquisition Corporation

c/o Logitech, Inc.

6505 Kaiser Drive

Fremont, California 94555

Attention: Catherine Valentine, Esq.

Facsimile No.: (510) 795-7496

and:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Attention: Steven V. Bernard, Esq.

Robert T. Ishii, Esq.

Facsimile No.: (650) 493-6811

(b)	If to the Company (prior to the Closing), to:

Craig Malloy

Chief Executive Officer

LifeSize Communications, Inc.

901 S. Mopac Building 3, Suite 300

Austin, TX 78746

Facsimile: (512) 347-9301

with a copy to:

Vinson & Elkins L.L.P.

The Terrace 7

2801 Via Fortuna, Suite 100

Austin, Texas 78746

Attention: William R. Volk, Esq.

Kyle K. Fox, Esq.

Facsimile No.: (512) 236-3450

(c)	If to the Stockholder Representative, to:

Shareholder Representative Services LLC

601 Montgomery Street, Suite 2020

San Francisco, CA 94111

Attention: Managing Director

Facsimile No.: (415) 962-4147

Telephone No.: (415) 367-9400

In all cases, with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

The Terrace 7

2801 Via Fortuna, Suite 100

Austin, Texas 78746

Attention: William R. Volk, Esq.

Kyle K. Fox, Esq.

Facsimile No.: (512) 236-3450

(d)	If to the Escrow Agent, to:

U.S. Bank Corporate Trust Services

Attn: Claude Acoba

One California Street, Suite 1000

San Francisco, CA 94111

Telephone No.: (415) 273-4563

Facsimile No.: (415) 273-4590

10.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.3 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

10.4 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, the Reciprocal Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof.

10.5 No Third Party Beneficiaries. This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, the Reciprocal Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to, and shall not, confer upon any other person any rights or remedies hereunder, other than (i) the Indemnified Parties, (ii) the D&O Indemnified Persons and (iii) with respect to Section 8.8, the Principal Stockholders.

10.6 Assignment. This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, the Reciprocal Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates provided, that Parent remains ultimately liable for all of Parent’s obligations hereunder.

10.7 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.8 Other Remedies. Except as set forth in Article VIII, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.9 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware as applied to agreements entered into and performed entirely in the State of Delaware by residents thereof, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions.

10.10 Consent to Jurisdiction. Subject to the terms of Section 8.5, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court in the State of Delaware and agrees that any action involving any equitable claim shall be brought exclusively in the Delaware Court of Chancery, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to the terms of Section 8.5, each party agrees not to commence any legal proceedings related hereto except in such courts.

10.11 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that each party shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Agreement by any other party and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which such non-breaching party may be entitled at law or in equity.

10.13 Additional Agreement. Each of the parties hereto acknowledge and agree, on its own behalf and on behalf of its directors, members, partners, officers, employees, and Affiliates that the Company is the client of Vinson & Elkins L.L.P. (“Vinson & Elkins”), and not any of its individual Company Stockholders or any other entities whose interests in this matter are being represented by those individual Company Stockholders. After the Closing, it is possible that Vinson & Elkins will represent the Company Stockholders, the Stockholder Representative and their respective Affiliates (individually and collectively, the “Seller Group”) in connection with the Escrow Amount and any claims made thereunder pursuant to this Agreement. Parent and the Company hereby agree that Vinson & Elkins (or any successor) may represent the Seller Group in the future in connection with administration of the Escrow Amount and any claims that may be made thereunder pursuant to this Agreement. Vinson & Elkins (or any successor) may serve as counsel to Seller Group or any director, member, partner, officer, employee, representative, or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the Escrow Agreement and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each of the parties hereto acknowledges that such consent and waiver is voluntary, has been carefully considered and the parties have consulted with counsel or been advised they should do so in this connection.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Escrow Agent and the Stockholder Representative have executed, or caused this Agreement to be executed, all as of the date first written above.

LOGITECH, INC.

By:	/s/ Gerald P. Qunindlen
Name:	Gerald P. Quindlen
Title:	President and CEO

AGORA ACQUISITION CORPORATION

By:	/s/ Gerald P. Quindlen
Name:	Gerald P. Quindlen
Title:	President

LIFESIZE COMMUNICATIONS, INC.

By:	/s/ Craig Malloy
Name:	Craig Malloy
Title:	Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Claude Acoba
Name:	Claude Acoba
Title:	Vice President

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Stockholder Representative

By:	/s/ Mark B. Vogel
Name:	Mark B. Vogel
Title:	Managing Director

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of November 16, 2009 by and among Logitech, Inc., a California corporation (“Parent”), Agora Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), LifeSize Communications, Inc., a Delaware corporation (the “Company”), Shareholder Representative Services, LLC, a Colorado limited liability company, solely in its capacity as stockholder representative (the “Stockholder Representative”) and U.S. Bank National Association, as Escrow Agent (the “Escrow Agent”).

RECITALS

WHEREAS, Parent, Merger Sub, the Company, the Stockholder Representative and the Escrow Agent entered into that certain Agreement and Plan of Merger dated November 10, 2009 (the “Merger Agreement”); and

WHEREAS, the parties desire to amend the Merger Agreement to change the effect of the Merger on shares of restricted stock and stock purchase rights under the Company’s Plan.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub, the Company, the Stockholder Representative and the Escrow Agent hereby agree as follows:

1.	All capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Merger Agreement.

2.	The definition of “Pro Rata Portion” is hereby replaced with the following:

“Pro Rata Portion” shall mean, with respect to each Company Securityholder (other than a Person who holds solely Assumed Options), an amount equal to the quotient obtained by dividing (x) the portion of the aggregate Merger Consideration and other amounts payable pursuant to Section 2.7 (other than Section 2.7(e)(i) and 2.7(f)) to such Company Securityholder in respect of the shares of Company Capital Stock, Company Warrants and Terminating Options owned by such Company Securityholder as of immediately prior to the Effective Time (after giving effect to any exercise of Company Warrants prior to the Effective Time), by (y) the aggregate Merger Consideration and other amounts payable pursuant to Section 2.7 (other than Section 2.7(e)(i) and 2.7(f)) to all Company Securityholders in respect of the shares of Company Capital Stock, Company Warrants and Terminating Options owned by all Company Securityholders as of immediately prior to the Effective Time (assuming no Dissenting Shares, and after giving effect to any exercise of Company Warrants prior to the Effective Time).

3.	Section 2.7(f) of the Merger Agreement is hereby replaced with the following:

Treatment of Restricted Stock. At the Effective Time, by virtue of the Merger, each outstanding share of restricted stock and each outstanding stock purchase right under the Company’s Plan that is then outstanding and unvested (such restricted stock and stock purchase rights, the “Company Restricted Stock”) will be assumed by Issuer. Except as otherwise set forth in this Agreement, each Company Restricted Stock award pursuant to this Section 2.7(f) will continue to have, and be subject to, the same terms and conditions (including vesting terms and, to the extent applicable, holding period restrictions) set forth in the Company’s Plan and the Company Restricted Stock agreements relating thereto, as in effect immediately prior to the Effective Time, except for administrative changes that are not adverse to the holder of Company Restricted Stock and except that each Company Restricted Stock award will cover a number of shares of Issuer Common Stock equal to the product of the number of shares Company Common Stock that would be issuable under the Company Restricted Stock award immediately prior to the Effective Time multiplied by the quotient obtained by dividing (x) the Per Share Residual Amount by (y) the Closing Price Per Share. Prior to the Effective Time, the Company shall take all actions necessary under the Plan and all Company Option agreements relating thereto such that the treatment of Company Restricted Stock awards pursuant to this Section 2.7(f) shall comply with the Plan and all Company Option Agreements relating thereto.

4.	The Merger Agreement remains in full force and effect, except as amended by this Amendment. To the extent there any inconsistencies between the terms contained in this Amendment and the Merger Agreement, the terms of this Amendment shall control.

5.	This Amendment may be executed in one or more counterparts, and shall become effective only when the parties hereto have each executed one or more counterparts. Each counterpart shall be deemed an original, but all of the counterparts taken together shall constitute one Amendment. A facsimile copy of this Amendment and any signatures or any counterpart hereof shall be considered for all purposes as originals.

[Signature page follows this page.]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Escrow Agent and the Stockholder Representative have executed, or caused this Amendment to be executed, all as of the date first written above.

LOGITECH, INC.

By:	/s/ Gerald P. Quindlen
Name:	Gerald P. Quindlen
Title:	President and CEO

AGORA ACQUISITION CORPORATION

By:	/s/ Gerald P. Quindlen
Name:	Gerald P. Quindlen
Title:	President

LIFESIZE COMMUNICATIONS, INC.

By:	/s/ Craig Malloy
Name:	Craig Malloy
Title:	Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Claude Acoba
Name:	Claude Acoba
Title:	Vice President

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Stockholder Representative

By:	/s/ Mark B. Vogel
Name:	Mark B. Vogel
Title:	Managing Director